UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

ARES MANAGEMENT CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a‑6(i)(1) and 0-11.

Ares Management Corporation
1800 Avenue of the Stars, Suite 1400,
Los Angeles, CA 90067-4733

April 16, 2025
Dear Stockholder,
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Ares Management Corporation (the “Company”) to be held on June 6, 2025 at 11:00 a.m. Eastern Time, electronically at www.virtualshareholdermeeting.com/ARES2025. In order to facilitate access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

The agenda for the Annual Meeting includes:

•the election of directors for one-year terms expiring in 2026 (Proposal 1);

•the ratification of Ernst & Young LLP as our independent registered public accounting firm for our 2025 fiscal year (Proposal 2);

•consideration and vote upon a non-binding, advisory resolution to approve the compensation paid to our named executive officers for our 2024 fiscal year (commonly known as a “Say-on-Pay” proposal) (Proposal 3); and

•consideration and vote upon a non-binding, advisory determination of the frequency of future advisory votes to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers (commonly known as a “Say-on-Frequency” proposal) (Proposal 4).

The Company’s board of directors recommends a vote FOR the election of each of the director nominees listed herein FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, FOR the approval, on a non-binding, advisory basis, of compensation paid to our named executive officers for our 2024 fiscal year and to recommend holding the Say-on-Pay vote ONCE EVERY THREE YEARS.

Stockholders are encouraged to enter the virtual Annual Meeting site prior to the start time in order to leave ample time to confirm the internet connection is sufficient to check in and access the site and to allow sufficient time to log in and familiarize themselves with the virtual meeting platform. The virtual meeting platform is supported across different internet browsers and various devices (desktops, laptops, tablets, and smart phones) that have the most updated version of applicable software installed. Technical support will be available beginning 15 minutes prior to, and through the conclusion of, the Annual Meeting. For stockholders encountering any technical difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may authorize your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card. Instructions for voting can be found on your notice of internet availability or proxy card. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2025, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

If you hold shares of the Company’s common stock in “street name” through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares, or obtain a proxy in your name from your broker, bank or other nominee.

On behalf of the Company and our board of directors, I would like to express our appreciation for your ongoing interest in Ares Management Corporation.

Sincerely,
/s/ Antony P. Ressler
Antony P. Ressler
Executive Chairman of the Board of Directors

Ares Management Corporation
1800 Avenue of the Stars, Suite 1400,
Los Angeles, CA 90067-4733
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2025

TIME	11:00 a.m. Eastern Time
VIRTUAL MEETING DETAILS	www.virtualshareholdermeeting.com/ARES2025
ITEMS OF BUSINESS	(1)
To elect directors for one-year terms expiring at the 2026 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

	(2)	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our 2025 fiscal year (Proposal 2).
(3)	To approve, by non-binding, advisory vote, the compensation paid to our named executive officers for our 2024 fiscal year, as disclosed in these proxy materials
(commonly known as a “Say-on-Pay” proposal) (Proposal 3).
	(4)	To hold a non-binding, advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a “Say-on-Frequency” proposal) (Proposal 4).
	(5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on April 7, 2025.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling (800) 690-6903 or (800) 454-8683, or to complete and return a proxy card (no postage is required).

    In order to facilitate access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2025, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.
Stockholders are encouraged to enter the virtual Annual Meeting site prior to the start time in order to leave ample time to confirm the internet connection is sufficient to check in and access the site and to allow sufficient time to log in and familiarize themselves with the virtual meeting platform. The virtual meeting platform is supported across different internet browsers and various devices (desktops, laptops, tablets, and smart phones) that have the most updated version of applicable software installed. Technical support will be available beginning 15 minutes prior to, and through the conclusion of, the Annual Meeting. For stockholders encountering any technical difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 6, 2025: As permitted by rules adopted by the SEC, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2024 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.

By Order of the Board of Directors,
/s/ Naseem Sagati Aghili
Naseem Sagati Aghili
General Counsel and Corporate Secretary
Los Angeles, California
April 16, 2025

Ares Management Corporation
1800 Avenue of the Stars, Suite 1400,
Los Angeles, CA 90067-4733
PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
The board of directors (the “Board”) of Ares Management Corporation, a Delaware corporation (the “Company,” “Ares,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on June 6, 2025, beginning at 11:00 a.m. Eastern Time electronically at www.virtualshareholdermeeting.com/ARES2025, and at any adjournment or postponement thereof. In order to facilitate access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2025, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.
Stockholders are encouraged to enter the virtual Annual Meeting site prior to the start time in order to leave ample time to confirm the internet connection is sufficient to check in and access the site and to allow sufficient time to log in and familiarize themselves with the virtual meeting platform. The virtual meeting platform is supported across different internet browsers and various devices (desktops, laptops, tablets, and smart phones) that have the most updated version of applicable software installed. Technical support will be available beginning 15 minutes prior to, and through the conclusion of, the Annual Meeting. For stockholders encountering any technical difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 16, 2025. For those stockholders receiving paper materials, it is also anticipated that we will begin mailing this proxy statement, the proxy card, and our 2024 Annual Report on Form 10-K (the “Annual Report”) on or about April 16, 2025. The information regarding stock ownership and other matters in this proxy statement is as of April 7, 2025 (the “Record Date”), unless otherwise indicated.
What may I vote on?
You may vote on the following proposals:
•the election of directors for one-year terms expiring at the 2026 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified, or until their earlier resignation or removal (“Proposal 1”);
•the ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for our 2025 fiscal year (“Proposal 2”);
•the approval, by a non-binding, advisory vote, of the compensation paid to our named executive officers for our 2024 fiscal year, as disclosed in these proxy materials (commonly known as a “Say-on-Pay” proposal) (“Proposal 3”); and
•the non-binding, advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a “Say-on-Frequency” proposal) (“Proposal 4”).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED HEREIN, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2025 FISCAL YEAR, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR OUR 2024 FISCAL YEAR (“SAY-ON-PAY”) AND TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY THREE YEARS (“SAY-ON-FREQUENCY”).

Who may vote?
Stockholders of record of our Class A common stock, par value $0.01 per share, our Class B common stock, par value $0.01 per share, and our Class C common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. The Record Date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 7, 2025. As of the Record Date, there were 214,980,803 shares of our Class A common stock outstanding, 1,000 shares of our Class B common stock outstanding and 108,114,920 shares of our Class C common stock outstanding.
Holders of our Class A common stock are entitled to one vote per share of Class A common stock. On any date on which the Ares Ownership Condition (defined below) is satisfied, holders of our Class B common stock are, in the aggregate, entitled to a number of votes equal to (x) four times the aggregate number of votes attributable to our Class A common stock minus (y) the aggregate number of votes attributable to our Class C common stock. On any date on which the Ares Ownership Condition is not satisfied, holders of our Class B common stock are not entitled to vote on any matter submitted to a vote of our stockholders. The holder of our Class C common stock is generally entitled to a number of votes equal to the number of Ares Operating Group Units held of record by each Ares Operating Group limited partner other than the Company and its subsidiaries. Shares of our non-voting common stock, par value $0.01 per share, are not entitled to vote on matters submitted to a vote of our stockholders. Shares of our Series B mandatory convertible preferred stock, par value $0.01 per share, are not entitled to vote on an as-converted basis with common stockholders on matters submitted to a vote of our common stockholders. As of the Record Date, there were 3,489,911 shares of our non-voting common stock outstanding and 30,000,000 shares of our Series B mandatory convertible preferred stock outstanding.

As of the Record Date, (i) each share of our Class A common stock is entitled to one vote, (ii) each share of our Class B common stock is entitled to approximately 751,808 votes and (iii) each share of our Class C common stock is entitled to one vote. As of the Record Date, there were 214,980,803 shares of our Class A common stock outstanding representing 214,980,803 votes, 1,000 shares of our Class B common stock outstanding representing 751,808,292 votes and 108,114,920 shares of our Class C common stock outstanding representing 108,114,920 votes for a total of 1,074,904,015 votes. For information about the holders of our Class B common stock and Class C common stock, please see “Corporate Governance and Other Board Information—Controlled Company Exemption.”

References to the “Ares Operating Group” refer to Ares Holdings L.P. References to an “Ares Operating Group Unit” refer to a partnership unit in the Ares Operating Group entity.

The “Ares Ownership Condition” is a determination of our Board on or about January 31 of each year as to whether the total voting power held collectively by (i) holders of our Class C common stock (currently Ares Voting LLC (“Ares Voting”)), (ii) then-current or former Ares personnel (including indirectly through related entities) and (iii) Ares Owners Holdings L.P. (“Ares Owners”), without duplication, is at least 10% of the collective voting power of our outstanding Class A common stock and our Class C common stock, voting together as a single class (collectively, the “Designated Stock”). For purposes of determining whether the Ares Ownership Condition is satisfied, the Board will treat as outstanding, and as held by the foregoing persons, all shares of common stock deliverable to such persons pursuant to equity awards granted to such persons.

The Ares Ownership Condition is satisfied as of January 31, 2025 because Ares Voting, current and former Ares personnel and Ares Owners owned a number of shares of our Class A common stock and Ares Operating Group Units such that our Class C stockholder, Ares Owners and current and former Ares personnel (and their related entities) controlled at least 37.09% of the voting power of the Designated Stock. In addition, certain former Ares personnel (and their related entities) hold shares of our Class A common stock. All such additional shares of our Class A common stock would be considered in determining whether the Ares Ownership Condition is satisfied.

As of the Record Date, the voting power of the shares of our Class A common stock held by stockholders other than Ares Owners was approximately 207,819,074 votes, which includes shares held by Ares employees.

How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice. If you are attending the Annual Meeting electronically at www.virtualshareholdermeeting.com/ARES2025, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Stockholders of Record
If your Class A common stock is registered directly in your name with our transfer agent, Equiniti Trust Company, LLC you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.
You may vote by proxy in any of the following three ways:
•    Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.
•    Phone. Call Broadridge Financial Solutions, Inc. by using any touch-tone telephone to transmit your voting instructions. Call (800) 690-6903 if you hold shares in your own name and (800) 454-8683 for shares held through a broker. Have your proxy card in hand when you call.
•    Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
Voting by any of these methods will not affect your right to attend the Annual Meeting and vote. However, for those who will not be voting electronically at www.virtualshareholdermeeting.com/ARES2025 at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on June 5, 2025.
Beneficial Owners
Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name”, and the Notice is being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank or other nominee on how to vote your shares. Unless you provide specific voting instructions, your broker, bank or other nominee will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of Ernst & Young as our independent registered public accounting firm for our 2025 fiscal year), but not with respect to Proposal 1 (the election of directors), Proposal 3 (the Say-on-Pay proposal), or Proposal 4 (the Say-on-Frequency proposal) as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•sending a letter to us stating that your proxy is revoked;
•signing a new proxy and sending it to us; or
•attending the Annual Meeting and voting.

Beneficial owners should contact their broker, bank or other nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. The stockholders holding at least one-third of the voting power of the outstanding stock of the class or classes entitled to vote, represented either in person or by proxy, shall constitute a quorum for the purposes of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?
Election of Directors:
You may vote “FOR”, “AGAINST” or “ABSTAIN” for Proposal 1 (the election of directors). At the Annual Meeting, a “FOR” vote by a plurality of votes cast is required for the election of directors. For this purpose, the eleven director nominees receiving the highest number of shares voted “FOR” their election will be elected. Abstention votes and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the election of the director nominees.
Other Proposals:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 2 (the ratification of Ernst & Young as our independent registered public accounting firm for our 2025 fiscal year) and Proposal 3 (the Say-on-Pay proposal). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of these Proposals. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” a Proposal must exceed the number of votes cast “AGAINST” that Proposal. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for these Proposals.
You may vote “ONCE EVERY THREE YEARS”, “ONCE EVERY TWO YEARS”, “ONCE EVERY YEAR” or “ABSTAIN” with respect to Proposal 4 (the Say-on-Frequency proposal). A majority of the votes cast shall determine our stockholders’ recommendation, on an advisory basis, with regard to the frequency of future advisory votes on the compensation paid to our named executive officers. To the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every three years, once every two years or once every year) to be the resulting recommendation, on an advisory basis, of our stockholders.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What is a broker “non-vote?”
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
Proposal 1 (the election of directors), Proposal 3 (the Say-on-Pay proposal) and Proposal 4 (the Say-on-Frequency proposal) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in these Proposals, you will need to communicate your voting decisions to your broker, bank or other nominee using the voting instruction form provided by your broker, bank or other nominee.
Proposal 2 (the ratification of Ernst & Young as our independent registered public accounting firm for our 2025 fiscal year) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters without your specific voting instructions.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokers, banks and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of our voting common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact Ares Management Corporation, Attn: Investor Relations, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (800) 340-6597.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure and the Nominees
The Board is currently comprised of eleven directors. Each director shall hold office for the term for which such director is elected and thereafter until such director’s successor shall have been duly elected and qualified. Except as otherwise expressly provided in our Certificate of Incorporation, the holders of our voting common stock are entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote under the Delaware General Corporation Law, including the election of our Board.

In connection with the Annual Meeting, the Board has nominated each of Messrs. Arougheti, Bhutani, deVeer, Kaplan, Joubert, Lynton and Rosenthal, Mses. Bush and Naughton and Dr. Olian for reelection as Class II directors and Mr. Ressler for reelection as a Class I director (collectively, the “Nominees”), each for a one year term expiring at our 2026 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Company’s Certificate of Incorporation and Bylaws (the “Organizational Documents”) provide that each director shall be elected by a plurality of the votes cast at a meeting of stockholders for the election of directors.

Set forth below is information concerning our directors as of April 16, 2025, and the key experience, qualifications and skills they bring to the Board.
The Nominees

Name	Age	Position(s) Held with Company and Length of Time Served
Michael J Arougheti	52	Director (Class II Director) since March 2014, Co-Founder and Chief Executive Officer
Ashish Bhutani	64	Director (Class II Director) since January 2023*
Antoinette Bush	68	Director (Class II Director) since January 2019*
R. Kipp deVeer	52	Director (Class II Director) since February 2020, Co-President
Paul G. Joubert	77	Director (Class II Director) since May 2014*
David B. Kaplan	57	Director (Class II Director) since March 2014 and Co-Founder
Michael Lynton	65	Director (Class II Director) since May 2014*
Eileen Naughton	67	Director (Class II Director) since December 2021*
Dr. Judy D. Olian	73	Director (Class II Director) since May 2014*
Antony P. Ressler	64	Director (Class I Director) since March 2014, Executive Chairman and Co-Founder
Bennett Rosenthal	61	Director (Class II Director) since March 2014, Co-Founder and Chairman of Private Equity Group
*Our Board has determined that this director is independent for purposes of the New York Stock Exchange (“NYSE”) corporate governance listing requirements.
Nominees for Class II Directors (Term expires at the 2026 Annual Meeting of Stockholders)
Non-Independent Directors
Michael J Arougheti. Mr. Arougheti is a Co-Founder, the Chief Executive Officer and a Director of Ares Management Corporation. He is a member of the Ares Operating Committee, the Ares Enterprise Risk Committee and is on the Board of Directors of the Ares Charitable Foundation. He additionally serves as Executive Vice President and Director of Ares Capital Corporation and Co-Chairman of Ares Acquisition Corporation II. From 2011 to 2024, Mr. Arougheti served as Director of Ares Commercial Real Estate Corporation. Mr. Arougheti also is a member of the Ares Credit Group’s Pathfinder Investment Committee, the Ares Equity Income Opportunity Strategy Portfolio Review Committee and the Ares Sports, Media and Entertainment Investment Committee. He may from time to time serve as an officer, director or principal of other entities affiliated with Ares Management or investment funds managed by Ares Management and its affiliates. Prior to joining Ares in 2004, Mr. Arougheti was employed by Royal Bank of Canada (“RBC”) from 2001 to 2004, where he was a Managing Partner of the Principal Finance Group of RBC Capital Partners and a member of the firm’s Mezzanine Investment Committee. Mr. Arougheti oversaw an investment team that originated, managed and monitored a diverse portfolio of middle-market leveraged loans, senior and junior subordinated debt, preferred equity and common stock and warrants on behalf of RBC and other third-party institutional investors. Mr. Arougheti joined RBC in October 2001 from Indosuez Capital, where he was a Principal and an Investment Committee member, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder, Peabody & Co., where he was a member of the firm’s Mergers and Acquisitions Group. Mr. Arougheti also serves on the board of directors of Operation HOPE, a not-for-profit organization focused on expanding economic opportunity in underserved communities through education and empowerment. Additionally, he is a member of the PATH Organization Leadership Council. Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.

Mr. Arougheti’s knowledge of and extensive experience in investment management, leveraged finance and financial services give the Board valuable industry-specific knowledge and expertise on these and other matters and, in addition to his service as a director of other public companies, position him well to serve on the Board.
R. Kipp deVeer. Mr. deVeer serves as Director, Partner and, since February 2025, Co-President of Ares Management Corporation. He is a Co-Chair of the Ares Operating Committee. He also serves as a Director and Chief Executive Officer of Ares Capital Corporation, however, effective April 30, 2025, Mr. deVeer will be stepping down as Chief Executive Officer of Ares Capital Corporation and will remain as one of its Directors. Mr. deVeer is a member of a number of Ares Investment Committees, including for the Ares U.S. Direct Lending, European Direct Lending, Pathfinder and Insurance Solutions strategies. He may from time to time serve as an officer, director or principal of other entities affiliated with Ares Management or investment funds managed by Ares Management and its affiliates. Previously, Mr. deVeer served as Head of the Ares Credit Group until February 2025. Prior to joining Ares in 2004, Mr. deVeer was a partner at RBC Capital Partners, a division of Royal Bank of Canada, which led the firm’s middle market financing and principal investment business. Mr. deVeer joined RBC in October 2001 from Indosuez Capital, where he was a Vice President in the Merchant Banking Group. Mr. deVeer began his career at J.P. Morgan and Co., working in both the Special Investment Group of J.P. Morgan Investment Management, Inc. and, prior to that, in the Investment Banking Division of J.P. Morgan Securities Inc. Mr. deVeer received a B.A. from Yale University and an M.B.A. from Stanford University’s Graduate School of Business.

Mr. deVeer’s knowledge of and extensive experience in the credit and capital markets, together with his leadership and strategic guidance in our global Credit business, position him well to serve on the Board.
David B. Kaplan. Mr. Kaplan is a Co-Founder, Director and Partner of Ares Management Corporation. He serves on several Ares Investment Committees including, among others, the Ares Private Equity Group’s Corporate Opportunities, Energy Opportunities and Extended Value Investment Committees and the Ares Credit Group’s Opportunistic Credit Investment Committee. Additionally, Mr. Kaplan is the Co-Chairman and Chief Executive Officer of Ares Acquisition Corporation II. Mr. Kaplan joined Ares in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was a Senior Partner of Apollo Management, L.P. and its affiliates. Prior to Apollo, Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves on the supervisory board of directors of MYT Netherlands Parent B.V., the parent entity of Mytheresa GmbH. Mr. Kaplan also serves as a member of the board of directors of X-Energy Reactor Company, LLC and as the Chairman of the board of directors of the parent entity of Cooper’s Hawk Winery & Restaurants. Mr. Kaplan’s previous public company board experience includes Floor & Decor Holdings, Inc., Maidenform Brands, Inc., where he served as the company’s Chairman, GNC Holdings, Inc., Dominick’s Supermarkets, Inc., Stream Global Services, Inc., Orchard Supply Hardware Stores Corporation, Smart & Final, Inc. and Allied Waste Industries Inc. Mr. Kaplan also currently serves as Chairman of the Board of Directors of Cedars-Sinai Medical Center and is on the Board of Trustees at the Los Angeles County Museum of Art (LACMA). Mr. Kaplan sits on the President’s Advisory Group of the University of Michigan, where he graduated with High Distinction, Beta Gamma Sigma, with a Bachelor of Business Administration degree, concentrating in Finance.

Mr. Kaplan’s knowledge of and extensive experience with leveraged finance, acquisitions and private equity investments, in addition to his service as a director of other public and private companies, position him well to serve on the Board.
Bennett Rosenthal. Mr. Rosenthal is a Co-Founder, Director and Partner of Ares Management Corporation and Chairman of the Ares Private Equity Group. Mr. Rosenthal previously served as the Co-Chairman of the Board of Directors of Ares Capital Corporation and is the Chairman Emeritus of Ares Capital Corporation. Mr. Rosenthal is also a member of the Ares Private Equity Group’s Corporate Opportunities, Energy Opportunities, and Extended Value Investment Committees, the Ares Credit Group’s Opportunistic Credit Investment Committee and the Ares Sports, Media and Entertainment Investment Committee. Mr. Rosenthal joined Ares in 1998 from Merrill Lynch & Co., Inc. where he served as a Managing Director in the Global Leveraged Finance Group. He currently serves on the boards of directors of City Ventures, LLC and for the parent entities of TAG (the Aspen Group), CHG Healthcare Holdings L.P., Duly Health and Care, LaserAway, Press Ganey Associates, Inc., TricorBraun and Unified Women’s Healthcare. Mr. Rosenthal’s previous board of directors experience includes Dawn Holdings, Inc., Hanger, Inc., Jacuzzi Brands Corporation, Maidenform Brands, Inc., National Veterinary Associates, Inc., Nortek, Inc., Serta/Simmons, The AZEK Company and other private companies. Additionally, Mr. Rosenthal is the Lead Managing Owner and a Director of the Los Angeles Football Club, where he also serves on the board of the LAFC Foundation. Mr. Rosenthal also currently serves as Chair of the Graduate Executive Board at The Wharton School of the University of Pennsylvania. Mr. Rosenthal holds a B.S., summa cum laude, in Economics and an M.B.A., with distinction, from the University of Pennsylvania’s Wharton School of Business.

Mr. Rosenthal’s knowledge of and extensive experience with leveraged finance, acquisitions and direct lending and equity investments, in addition to his service as a director of other public and private companies, position him well to serve on the Board.
Independent Directors
Paul G. Joubert. Mr. Joubert is a Director of Ares Management Corporation. He is the Founding Partner of EdgeAdvisors, a privately held management consulting organization and has been a Venture Partner in Converge Venture Partners since March 2014. Mr. Joubert held various positions at PricewaterhouseCoopers LLP (“PWC”), an international consulting and accounting firm. During his tenure at PWC, Mr. Joubert served as a Partner in the firm’s Assurance practice and led its Technology, InfoCom and Entertainment practice for the Northeast region of the United States. Prior to that, he served as Partner-in-Charge of PWC’s Northeast Middle Market Group and Chief of Staff to the Vice-Chairman of PWC’s domestic operations. Mr. Joubert previously served on the board of directors of Phaseforward, the board of directors and as the audit committee Chairman of Stream Global Services Inc. and the board of directors and as the audit committee Chairman for Ares Commercial Real Estate Corporation. He has also been involved with a number of professional organizations and other institutions, including the Boston Museum of Science, the National Association of Corporate Directors, the Massachusetts Innovation and Technology Exchange, as a director, and the Northeastern University Entrepreneurship Program. Mr. Joubert received a B.A. from Northeastern University.

Mr. Joubert’s long and varied business career and valuable knowledge, insight and experience in financial and accounting matters position him well to serve on the Board.
Michael Lynton. Mr. Lynton is a Director of Ares Management Corporation. Mr. Lynton has served as the Chairman of Snap Inc. since September 2016, and has served as Chairman of Warner Music Group and Schrödinger, Inc. since 2019. Mr. Lynton also serves as an advisor to 25madison, a venture capital firm. Mr. Lynton is also a member of the Smithsonian, the Rand Corporation and the Tate. He served as the Chief Executive Officer of Sony Entertainment from April 2012 until February 2017, overseeing Sony’s global entertainment businesses, including Sony Music Entertainment, Sony/ATV Music Publishing and Sony Pictures Entertainment. Mr. Lynton also served as Chairman and CEO of Sony Pictures Entertainment from January 2004 to January 2017. Prior to joining Sony Pictures Entertainment, Mr. Lynton worked for Time Warner and served as CEO of AOL Europe, President of AOL International and President of Time Warner International, and earlier served as Chairman and CEO of Pearson’s Penguin Group where he oversaw the acquisition of Putnam, Inc. and extended the Penguin brand to music and the internet. Mr. Lynton holds a B.A. in History and Literature from Harvard College, where he also received his M.B.A.

Mr. Lynton’s knowledge and extensive business experience, on a global scale, position him well to serve on the Board.
Dr. Judy D. Olian. Dr. Olian is a Director of Ares Management Corporation. Since 2018 Dr. Olian served as the President of Quinnipiac University. Previously, Dr. Olian served as dean of the UCLA Anderson School of Management and the John E. Anderson Chair in Management from January 2006 to July 2018. Prior to her tenure at UCLA, Dr. Olian served as dean and professor of management at the Smeal College of Business Administration at Pennsylvania State University. Earlier, she served in various faculty and executive roles at the University of Maryland and its Robert H. Smith School of Business. Her business expertise centers on aligning organizations’ design with market opportunities, developing strategically aligned human resource systems and incentives, and managing top management teams. In the not-for-profit sector, Dr. Olian serves on the boards of directors of Hartford Healthcare, the Knight Commission for Collegiate Athletics, the Connecticut Conference of Independent Colleges and the New Haven Promise, which works with low income children in the community. Dr. Olian also serves on the boards of directors of United Therapeutics Corporation and Mattel Corporation. She chairs the Division I Metro-Atlantic Athletic Conference and was appointed by the Governor of Connecticut to co-chair AdvanceCT, attracting and retaining businesses into Connecticut. Dr. Olian received her B.S. in Psychology from the Hebrew University, Jerusalem and her M.S. and Ph.D. in Industrial Relations from the University of Wisconsin, Madison.

Dr. Olian’s knowledge and business expertise in management, in addition to her service on various advisory boards, position her well to serve on the Board.

Antoinette Bush. Ms. Bush is a Director of Ares Management Corporation. From 2022 to 2023, Ms. Bush served as a Senior Advisor to News Corp and from 2013 to 2022 as the Executive Vice President and Global Head of Government Affairs. Prior to joining News Corp, Ms. Bush was a partner at Skadden, Arps, Slate, Meagher, & Flom LLP. During her nearly twenty-year tenure at Skadden, Ms. Bush rose to become the Partner in charge of the Communications Group, representing global media, entertainment and telecom entities in regulatory, legal and transactional matters. Ms. Bush’s experience includes serving as Executive Vice President of Northpoint Technology Ltd, where she led legal and regulatory strategy, and as Senior Counsel to the Communications Subcommittee of the U.S. Senate Committee on Commerce, Science, and Transportation. Ms. Bush serves on a number of non-profit and for-profit boards, including chairing the Board of Directors of The HistoryMakers and serving on the Smithsonian Institution’s Board of Regents and the Children’s National Hospital Board of Directors. Ms. Bush additionally serves on the boards of directors of Ubicquia LLC and Acuren Corporation, and previously served on the board of directors of Radius Global Infrastructure, Inc. (f/k/a Digital Landscape Group, Inc.) until 2023. Ms. Bush received her B.A. from Wellesley College and her J.D. from Northwestern University Pritzker School of Law.

Ms. Bush’s knowledge and business expertise in regulatory and legislative matters position her well to serve on the Board.
Eileen Naughton. Ms. Naughton is a Director of Ares Management Corporation. Most recently, Ms. Naughton served as the Chief People Officer and Vice President of People Operations at Google, Inc. from September 2016 to January 2021. Prior to September 2016, Ms. Naughton served in a variety of senior roles at Google dating back to 2006, including as Vice President and Managing Director for Google UK & Ireland and Vice President of Global Sales. Prior to joining Google in 2006, Ms. Naughton held a number of executive positions at Time Warner, including president of TIME Magazine. Ms. Naughton is currently a board member of Zscaler, Intercom, Inc., and The Center for Discovery, and she previously served on the boards of directors of L’Oréal, Indigo Books & Music, The XO Group and Olive AI. Ms. Naughton holds a Bachelor of Arts in international relations from the University of Pennsylvania, a Master of Arts from the Lauder Institute, and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Ms. Naughton’s knowledge and extensive experience in people management, technology and global operations position her well to serve on the Board.

Ashish Bhutani. Mr. Bhutani is a Director of Ares Management Corporation. Since 2023, Mr. Bhutani has been the Founder and President of 1989 Holdings Management Corp. Previously, Mr. Bhutani was the Chief Executive Officer of Lazard Asset Management (“LAM”), from 2004 through 2022. He also served on the Board of Directors of Lazard Ltd, LAM’s parent company, from 2010 through 2022. Mr. Bhutani was the Chairman of LAM and Vice Chairman of Lazard Ltd until December 31, 2022. Prior to joining Lazard Ltd in 2003, Mr. Bhutani worked at Wasserstein Perella Group and its successor company, Dresdner Kleinwort Wasserstein, where he was Co-Chief Executive Officer, North America. He was Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani joined Wasserstein Perella Group in 1989, after starting his career at Salomon Brothers in 1985. Mr. Bhutani is active in a number of philanthropic organizations, primarily focused on hunger relief and education. He is a Board member of City Harvest and Children’s Aid. Mr. Bhutani is also a member of the Council on Foreign Relations. Mr. Bhutani holds a Bachelor of Science from Concordia College and a Master of Business Administration from Pace University.

Mr. Bhutani’s knowledge of and extensive experience in the global asset management industry position him well to serve on the Board.

Nominee for Class I Director (Term expires at the 2026 Annual Meeting of Stockholders)
Non-Independent Director
Antony P. Ressler. Mr. Ressler is a Co-Founder, Director and the Executive Chairman of Ares Management Corporation. Mr. Ressler also serves as a member of the Investment Committees of certain funds managed by the Ares Private Equity Group and certain funds managed by the Ares Credit Group, as well as the Ares Sports, Media and Entertainment Investment Committee. Mr. Ressler has been with Ares since its founding in 1997. Mr. Ressler has served on several boards of directors of companies owned or controlled by Ares investment funds. In the not-for-profit sector, Mr. Ressler serves as Co-Chair of the Board of the Los Angeles County Museum of Art (LACMA) and one of the founders and former member of the board of the Painted Turtle Camp (affiliated with Paul Newman’s Hole in the Wall Association), which serves children dealing with chronic & life-threatening illnesses by providing old-fashioned camping experiences. In the public education sector, Mr. Ressler is a Founder and former Chairman of the Alliance for College Ready Public Schools. Mr. Ressler also serves as the Principal Owner and Chairman of the Board of Advisors of the Atlanta Hawks Basketball Club. Mr. Ressler also serves at a Senior Advisor to the Hawks Foundation, a not-for-profit organization focused on building bridges with the metro Atlanta community through basketball. Mr. Ressler received his B.S.F.S. from Georgetown University’s School of Foreign Service and received his M.B.A. from Columbia University’s Graduate School of Business.

Mr. Ressler’s intimate knowledge of the business and operations of the Company, his extensive experience in the financial industry and as a partner in investment firms and his service as a director of other public companies provide industry-specific knowledge and expertise to the Board and position him well to serve on the Board.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS I AND CLASS II DIRECTORS.

CORPORATE GOVERNANCE AND OTHER BOARD INFORMATION
Composition of the Board of Directors
Our Organizational Documents establish a board of directors that is responsible for the oversight of our business and operations. Subject to certain conditions as set forth in our Certificate of Incorporation, a quorum for the transaction of business at any meeting of our Board and any act of our Board, requires a majority of our directors, which majority must include the Class I director. The Board or any committee thereof may also act by unanimous written consent.

During our fiscal year ended December 31, 2024, our Board held eight formal meetings. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable. We encourage, but do not require, our directors to attend our Annual Meetings of Stockholders. All directors attended our 2024 Annual Meeting of Stockholders.

Our Class A common stock is listed for trading on the NYSE under the symbol “ARES”.

Independent Directors

As part of the Company’s corporate governance practices, and in accordance with NYSE corporate governance listing requirements for a “controlled company”, the Board has established a policy requiring that the audit committee and conflicts committee be composed of entirely independent directors. In January 2025, each of our non-employee directors completed a questionnaire which inquired as to their relationship (and the relationships of their immediate family members) with us and other potential conflicts of interest. Our legal department and external counsel reviewed the responses of our directors to such questionnaires, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. Michael Lynton is a member of the industry advisory board of one of our funds with a sports, media and entertainment focused strategy, in which capacity Mr. Lynton receives an annual advisory fee of less than $120,000 and may receive referral fees. In April 2025, our Board determined that Ashish Bhutani, Antoinette Bush, Paul G. Joubert, Michael Lynton, Eileen Naughton and Dr. Judy D. Olian are “independent” as defined under the NYSE.
Leadership Structure
The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.
Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Arougheti serving as our Chief Executive Officer and Mr. Ressler serving as our Executive Chairman of the Board. We believe this is appropriate, as it provides Mr. Arougheti with the ability to focus on our day-to-day operations while Mr. Ressler focuses on oversight of the Board. As Executive Chairman of the Board, Mr. Ressler presides at the regularly scheduled board sessions, and one of the independent directors presides at executive sessions of our independent directors.
Controlled Company Exemption
Ares GP LLC, a Delaware limited liability company, is the sole holder of our Class B common stock and Ares Voting, a Delaware limited liability company, is the sole holder of our Class C common stock. Ares GP LLC and Ares Voting are both wholly owned by Ares Partners Holdco LLC, a Delaware limited liability company (“Holdco”). Holdco is owned by Messrs. Arougheti, deVeer, Kaplan, Ressler and Rosenthal (the “Holdco Members”) and is managed by a board of managers (the “Board of Managers”), which is composed of the Holdco Members. In addition, in its capacity as the general partner of Ares Owners, Holdco is entitled to direct the vote of all of our Class A common stock held by Ares Owners. Therefore, the Holdco Members will direct all of the votes attributable to our Class B common stock and our Class C common stock and a portion of the votes attributable to our Class A common stock. Subject to the terms of our Certificate of Incorporation, matters submitted to a vote of the holders of our common stock generally require the approval of a majority or more of either (a) all classes of common stock, voting together as a single class (including for the election of directors) or (b) if the Ares Ownership Condition is not satisfied, the Designated Stock. Accordingly, on any date the Ares Ownership Condition is satisfied, the Holdco Members will control at least 80% of any vote of all classes of our common stock. The Holdco Members also currently control a majority of any vote of the Designated Stock. As a result, the Company is a “controlled company” within the meaning of the corporate governance standards of the NYSE and, as such, has elected to avail itself of exceptions from certain corporate governance rules of the NYSE, including the requirement to have a standing nominating and governance committee of the Board comprised entirely of independent directors.

Risk Oversight
The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The compensation committee is responsible for reviewing and making recommendations to the Board regarding the Company’s overall compensation philosophy, policies and objectives and the corporate goals and objectives relevant to the compensation of the chief executive officer (the “CEO”) of the Company. In connection with this review, the compensation committee considers the material risks associated with the Company’s compensation structure, policies and programs to determine whether such structure, policies and programs encourage excessive risk-taking, and evaluates compensation policies and practices that could mitigate any such risks, as further described below under “Committees of the Board — Compensation Committee”. Ultimately, our Board is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements, and for managing risks relating to our director compensation policies and arrangements, in each case, based upon the recommendations of the compensation committee. As such, the Board as a whole is responsible for evaluating certain risks and overseeing the management of such risks.
Further, the audit committee is responsible for overseeing the management of financial risks and the conflicts committee is responsible for overseeing the management of corporate conflicts of interest and the risks associated therewith. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board is also regularly informed of the conclusions of such oversight through reports of the committees.
Compensation Risk Assessment
Our compensation policies are targeted to incentivize investing in a risk-controlled fashion and are intended to discourage undue risk. Therefore, as described in greater detail under “Compensation Discussion and Analysis,” below, the key elements of our compensation program consist of the grant of equity and carried interest subject to multi-year vesting or annual awards of incentive fees, particularly as employees become more senior in the organization and assume more leadership. We believe this policy encourages long-term thinking and protects us against excessive risk and investing for short-term gain, and we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Our funds that pay carried interest generally distribute carried interest only after we have returned to our investors a preferred return and invested capital. As a result, in analyzing investments and making investment decisions, our investment professionals are motivated to take a long-term view of their investments, because they will have to return to fund investors previously distributed excess carry due to subsequent under-performance of a fund. Importantly, the amount of carried interest paid to these investment professionals is variable and generally determined by the performance of the fund as a whole, rather than specific investments, meaning that they have a material interest in every investment. This approach discourages excessive risk taking, since a particularly successful single investment will result in carried interest payments only if the overall performance of the fund exceeds the requisite hurdle.

Our funds and accounts that pay incentive fees generally pay such fees to the general partner or manager annually upon the achievement of the requisite hurdles by such fund or account and our senior professionals similarly receive their proportion of the incentive fee only upon receipt of payment by the fund or account. Certain of our funds and accounts also have “high water marks” such that if the high water mark for a particular fund or account is not surpassed as a result of losses in such period or prior periods, even if such fund had positive returns in such period, we would not earn an incentive fee with respect to such fund or account during such period as a result of losses in prior periods. Such hurdle rates and/or high water marks are an incentive to our professionals to maximize returns over the long run, as excessive risk taking and poor performance in the short term will affect their future receipt of incentive fees.
Compensation Committee Interlocks and Insider Participation
Messrs. Joubert, Lynton and Bhutani, Mses. Bush and Naughton and Dr. Olian were members of the compensation committee during 2024. No member of the compensation committee is a current or former executive officer of the Company. No member of the compensation committee is, or was in 2024, an executive officer of another entity at which one of our executive officers serves, or served in 2024, on either the board of directors or the compensation committee.

Committees of the Board
The Board has adopted a charter for the audit committee that complies with current federal and NYSE rules relating to corporate governance matters. The Board has also established a compensation committee, a nominating and governance committee and a conflicts committee. The equity incentive committee was dissolved in February 2025 as the Board determined its responsibilities were more effectively carried on by the full Board. The Board may establish other committees from time to time as it deems necessary, advisable or appropriate.

Audit Committee
The audit committee held six formal meetings during 2024 and the current members of the audit committee are Mr. Joubert, Ms. Bush and Dr. Olian. Mr. Joubert serves as the chairperson of the audit committee. The purpose of the audit committee is to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In particular, the audit committee is tasked with serving as an independent party to monitor our financial reporting processes and internal control systems, discussing the audit conducted by our independent registered public accounting firm and providing an open channel of communication among the independent registered public accounting firm, management and our Board. The audit committee, with input from management, discusses and reviews our guidelines and policies with respect to risk assessment and risk management, including our legal, compliance, regulatory and major financial risk exposures, including internal audit, enterprise risk and cybersecurity, and the steps management has taken to monitor and control such exposures. With respect to cybersecurity, certain members of the Ares Enterprise Risk Committee periodically report to the audit committee as well as the full Board, as appropriate, on cybersecurity matters. In addition, the audit committee may review and approve any related person transactions, other than those that are approved by the conflicts committee, as described under “Certain Relationships and Related Transactions.”

As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner.

The Board has determined that each of the members of the audit committee meets the independence standards and financial literacy requirements for service on an audit committee of a board of directors pursuant to federal securities regulations and NYSE rules relating to corporate governance matters. The Board has determined that Mr. Joubert is an audit committee financial expert, as that term is defined in the federal securities regulations. This description of the audit committee’s role and responsibilities is summary in nature, is not exhaustive and is qualified in its entirety by reference to the charter of the audit committee, which can be accessed via the Company’s website at http://www.ares-ir.com. The contents of the Company’s website are not intended to be incorporated by reference into this proxy statement or in any other report or document filed with the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Compensation Committee

During 2024, the compensation committee held four formal meetings. The current members of the compensation committee are Messrs. Joubert, Lynton and Bhutani, Mses. Bush and Naughton and Dr. Olian. Mr. Lynton currently serves as chairman of the compensation committee. The compensation committee is responsible for reviewing and making recommendations to the Board regarding (i) the Company’s overall compensation philosophy, policies and objectives, (ii) the corporate goals and objectives relevant to the CEO, and evaluating the CEO’s performance in light of those goals and objectives, (iii) the Company’s executive officers’ compensation, including with respect to “carried interest,” “performance allocations,” “incentive fees,” or similar grants of a portion of any similar management fee payable to the Company or one or more of its subsidiaries in connection with the management by any such entity of an investment vehicle or fund and (iv) the Company’s equity-based compensation plans and incentive-compensation plans.

Pursuant to the compensation committee’s charter, the compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Additionally, the compensation committee charter permits the compensation committee to form and delegate authority to sub-committees, comprised of one or more of its members, or to the extent permitted under applicable laws, regulations and NYSE rules, to one or more executive officers of the Company. This description of the compensation committee’s role and responsibilities is summary in nature, is not exhaustive and is qualified in its entirety by reference to the charter of the compensation committee, which can be accessed via the Company’s website at http://www.ares-ir.com. The contents of the Company’s website are not intended to be incorporated by reference into this proxy statement or in any other report or document filed with the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Nominating and Governance Committee

The Board established the nominating and governance committee in July 2021, and the nominating and governance committee held two formal meetings during 2024. The current members of the nominating and governance committee are Ms.

Bush, Dr. Olian and Messrs. Arougheti and Ressler. Mr. Ressler currently serves as chairman of the nominating and governance committee. The nominating and governance committee is responsible for (i) developing, reviewing and, as appropriate, updating certain policies regarding the nomination of directors and recommending such policies or any changes in such policies to the Board for approval, (ii) identifying individuals qualified to become directors, (iii) evaluating and recommending to the Board nominees to fill vacancies on the Board or a committee thereof or to stand for election by the stockholders of the Company, (iv) reviewing the Company’s Corporate Governance Guidelines and any other policies relating to corporate governance and recommending any changes in such policies to the Board, (v) reviewing the composition of the Board and ensuring that the Board has appropriate expertise and diversity and (vi) overseeing the evaluation of the Board (including its leadership structure) and the Board’s committees.

Part of the role of the nominating and governance committee is to identify potential nominees based on suggestions from the members of the nominating and governance committee, other members of the Board, the Company’s executive officers, and the stockholders of the Company and by other means, and to evaluate such persons. In addition, from time to time, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.

In considering which persons to nominate as directors for election by stockholders, the Board and the nominating and governance committee consider the diversity of skills, experiences and perspectives of candidates. The nominating and governance committee has adopted certain policies regarding director nominations that provide that the Board shall take into account candidates that represent a range of backgrounds and experience. As required by such policies, qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The nominating and governance committee will review and evaluate each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s stockholders), as well as the overall size and composition of the Board, and recommend to the Board for its approval the slate of directors to be nominated for election at the annual meeting of stockholders. When evaluating candidates for nomination as new directors, the nominating and governance committee seeks to consider candidates with diverse backgrounds in terms of knowledge, experience, skills and other characteristics. Further, the nominating and governance committee remains committed to ensuring that any individuals evaluated for future vacancies reflect a broad mix of diverse characteristics. The Board and its nominating and governance committee periodically review board composition and the policies with respect thereto and as part of this review, the nominating and governance committee evaluates the effectiveness of its policies, including the provisions with respect to diversity. The Board and its nominating and governance committee periodically review board composition and the effectiveness of its policies.

In considering possible candidates for election as a director, the nominating and governance committee takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•are of high character and integrity;

•are accomplished in their respective fields, with superior credentials and recognition;

•have relevant expertise and experience upon which to be able to offer advice and guidance to the Company’s officers;

•have sufficient time available to devote to the affairs of the Company;

•are able to work with the other members of the Board and contribute to the success of the Company;

•can represent the long-term interests of the Company’s stockholders as a whole; and

•are selected such that the Board represents a range of backgrounds and experience.

The nominating and governance committee also considers all applicable legal and regulatory requirements that govern the composition of the Board.

This description of the nominating and governance committee’s role and responsibilities is summary in nature, is not exhaustive and is qualified in its entirety by reference to the charter of the nominating and governance committee, which can be accessed via the Company’s website at http://www.ares-ir.com. The contents of the Company’s website are not intended to be incorporated by reference into this proxy statement or in any other report or document filed with the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Conflicts Committee

The conflicts committee held two formal meetings during 2024 and consists of Messrs. Bhutani, Joubert and Lynton, Mses. Bush and Naughton and Dr. Olian. The purpose of the conflicts committee is to review and consider the resolution or course of action in respect of any corporate conflicts of interest or potential corporate conflicts of interest brought before it for determination or approval. The conflicts committee determines whether the resolution of any conflict of interest submitted to it is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed approved by us, our subsidiaries and our stockholders and not a breach of the Organizational Documents or of any duties that the Company or its affiliates or associates may owe to us or our stockholders. In addition, the conflicts committee may review and approve any related person transactions, other than those that are approved by the audit committee, as described under “Certain Relationships and Related Transactions” and may establish guidelines or rules to cover specific categories of transactions.

Equity Incentive Committee
The equity incentive committee was dissolved in February 2025 as the Board determined its responsibilities were more effectively carried out by the full Board. Prior to dissolution, this committee consisted of Messrs. Arougheti, Kaplan, Ressler and Rosenthal. The purpose of the equity incentive committee was to (i) assist the Board in discharging its responsibilities relating to granting equity incentive awards to service providers of the Company other than directors and executive officers subject to Section 16 of the Exchange Act, (ii) administer the Ares Management Corporation 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan”) other than with respect to directors and executive officers subject to Section 16 of the Exchange Act and (iii) recommend to the Board and its committees such other matters as the equity incentive committee deemed appropriate. The equity incentive committee acted only by written consent during 2024.

Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics, which applies to all of our employees, including, our principal executive officer, principal financial officer and principal accounting officer. This code is available on our internet website at http://www.ares-ir.com. We intend to disclose any amendment to or waiver of the Code of Business Conduct and Ethics on behalf of an executive officer or director either on our internet website or in a Form 8-K filing.

Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities by directors, officers, employees and other covered persons that is designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. In addition, with regard to our trading in our own securities, it is our policy to comply with all applicable insider trading laws, rules and regulations as well as applicable listing standards. Our insider trading policy is included as Exhibit 19 to our Annual Report.
Our insider trading policy, prohibits our executive officers, directors and employees from engaging in transactions of a speculative nature involving our securities, including, but not limited to, buying or selling puts or calls or other derivative securities based on our securities without the prior approval of our Chief Compliance Officer or another member of the Compliance Department. In addition, without such approval, such persons are prohibited from short-selling our securities or entering into hedging or monetization transactions or similar arrangements with respect to our securities subject to our insider trading policy.
Our insider trading policy also prohibits our executive officers, directors and employees from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan without the prior approval of our Chief Compliance Officer or another member of the Compliance Department.
Clawback Policy
The Board has adopted a clawback policy that complies with NYSE’s clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder (the “Clawback Rules”). In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the clawback policy requires that covered executives must reimburse the Company, or forfeit, any excess incentive-based compensation “received” (as defined under the Clawback Rules) by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the clawback policy are current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the NYSE listing standards. Incentive-based compensation subject to the clawback policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results. The clawback policy only applies to incentive-based compensation received on or after October 2, 2023.

As of the date of this proxy statement, we did not have an accounting restatement that required recovery of erroneously awarded incentive-based compensation pursuant to our clawback policy. There were no outstanding balances of erroneously awarded incentive-based compensation to be recovered from the application of the policy to a prior restatement. Our clawback policy is included as Exhibit 97 to our Annual Report.

Corporate Governance Guidelines
We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Our Corporate Governance Guidelines do not prohibit directors from serving simultaneously on multiple companies’ boards but our audit committee charter requires that our Board must determine that the simultaneous service of an audit committee member on the audit committees of more than three public companies would not impair such member’s ability to effectively serve on our audit committee. This description of our Corporate Governance Guidelines is summary in nature, is not exhaustive and is qualified in its entirety by reference to such guidelines, which can be accessed via the Company’s website at http://www.ares-ir.com. The contents of the Company’s website are not intended to be incorporated by reference into this proxy statement or in any other report or document filed with the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Board Diversity

The Company’s current Board composition reflects both gender and racial/ethnic diversity. As of April 16, 2025, three directors identified as female and two directors identified as a member of a racial/ethnic minority.

Responsible Investment
We believe that considering targeted environmental, social and governance (“ESG”) factors in our investment processes is a part of our objective of delivering attractive investment returns to our investors. We pursue a strategy that is designed to mitigate risks and create value by seeking to address business-relevant ESG issues. Our strategy starts with a corporate sustainability program focused on our corporate operations and then scales through our Responsible Investment Program that focuses on our investment platform.
Human Capital
We believe that our people and our culture are the most critical strategic drivers of our success as a firm. Creating a welcoming and inclusive work environment with opportunities for growth and development is essential to attracting and retaining a high-performance team, which in turn is necessary to drive differentiated outcomes. We believe that our unique culture, which centers upon values of collaboration, responsibility, entrepreneurialism, self-awareness and trustworthiness makes Ares a preferred place for top talent at all levels to build a long-term career within the alternative investment management industry. To foster this culture, we invest heavily in our human capital efforts, including:

Talent Management: As of December 31, 2024, we had over 3,200 employees, comprised of over 1,100 professionals in our investment groups and over 2,100 operations management professionals, located in over 35 offices in more than 15 countries. We provide a comprehensive set of programs, policies and benefits to enable team members to thrive, grow and contribute to their highest potential.

•Governance and Policies: Ares is committed to providing a work environment in which all individuals act with integrity, and are treated with respect and dignity. Our equal opportunity employment, compliance, anti-harassment and anti-discrimination policies reinforce our culture.

•Recruiting and Onboarding: We pursue several strategic paths to hire top talent, including campus and lateral recruiting efforts. We prioritize making all new team members feel welcome and set them up for success through comprehensive onboarding training, ongoing touchpoints, and connections with our employee resource groups, which are grassroots, employee-led, executive-sponsored groups and open to all team members. We seek feedback throughout the year to improve our recruiting and onboarding processes.

•Internship Training Program: Ares offers a formal internship program for students between their junior and senior years of college with the possibility of conversion to a full-time position in our analyst program upon graduation. Available roles span our investment and non-investment teams.

•Mentoring, Training and Employee Engagement: We provide formal and informal mentoring, learning and development, and employee engagement opportunities. We host frequent townhall meetings hosted by senior leadership and events to foster belonging. We also conduct anonymous firmwide surveys at least annually to evaluate employee morale, productivity and overall well-being.

•Education Sponsorship Program: Employees are encouraged to participate in degree programs, business-related seminars, workshops, ad-hoc academic courses, continued education seminars to maintain job-related licenses and other outside training courses to facilitate professional development.

•Internal Training and Development Programs: We continue to foster an environment that cultivates company and employee growth through educational programs focused on professional development, mandatory training and other learning opportunities that are offered in person or online. Our team is focused on the training and development of our employees and has invested in management development training for our leaders.

•Performance Management: We take a continuous feedback approach to performance management, encouraging leaders and team members to participate in goal setting and ongoing feedback discussions throughout the year. Our formal, firm-wide annual review process includes a self-assessment, a 360-degree feedback component, and round table discussions. Year-end evaluations are provided to employees by managers and include ratings to provide transparent feedback. In addition to the annual review, we also conduct mid-year performance reviews that are less formal and serve to evaluate progress against goals and as an opportunity to discuss specific career development objectives that were identified in the annual assessment. Training is provided for each phase of our performance assessment process.

•Retention, Rewards and Recognition: We provide competitive compensation and benefits to: (i) attract and retain talent; (ii) align the incentives of our employees with our investors and stakeholders; and (iii) support our employees across many aspects of their lives. We also have programs that seek to recognize significant team member contributions at the firm level.

Diversity, Equity and Inclusion: We consider diversity, equity and inclusion (“DEI”) in connection with various talent processes and global business practices. Our human resources function, our global DEI Council, our DEI team and business leaders across the Ares platform work in partnership to implement a strategic framework to attract, engage and develop diverse talent within a welcoming environment, as well as to support DEI efforts in select investments and through our broader involvement in our communities.

•People and Culture: As part of our ongoing effort to foster a culture built on apprenticeship, we support the growth and advancement of talent through various mentorship and professional development programs. In line with our continued commitment to support an environment where all team members experience a genuine sense of belonging, we hold educational trainings and employee engagement events, often in partnership with our 14 employee communities that help to support our DEI strategy and recognize the different cultures, backgrounds and experiences of our employees. To create more transparency, we also aim to conduct periodic reviews with business leadership to assess our people and strategies to enable the long-term success of talent at Ares. In addition, as part of our commitment to equitable pay for all employees, we monitor and assess total compensation to help ensure we have alignment with role responsibilities and contributions.

•Business Processes and Investment Platform: We seek to include DEI best practices into our business and investment diligence processes in an effort to drive innovation and returns. We have identified DEI champions within each investment group to help develop strategies for their asset class and integrate DEI considerations into the investment lifecycle, as appropriate. We also partner with select Ares private equity portfolio companies to understand their DEI efforts.

•Communities: We partner with organizations to foster diversity within our communities and promote corporate citizenship through charity and volunteerism. In partnership with our employee resource groups, we donated to various community organizations.

Philanthropy: We strive to be a force for good and to be a leader in our approach to giving and engagement. Our core values are to be collaborative, responsible, entrepreneurial, self-aware and trustworthy. These core values motivate us to seek innovative yet practical solutions to some of society’s most pressing concerns. Empathy and compassion guide our approach to “doing good” such that our charitable efforts aim to help improve people’s quality of life. Philanthropy at Ares includes:

•Ares Charitable Foundation (the “Ares Foundation”): A 501(c)(3) qualifying organization sponsored by the firm, the Ares Foundation, launched in 2021, envisions a world in which people have access to the financial knowledge, resources and opportunities needed to achieve their full potential and chart pathways to self-sufficiency.

The Ares Foundation funds initiatives that help provide career preparation and reskilling, encourage entrepreneurship and deepen individuals’ understanding of personal finance. This includes support for the design, pilot and scale up of new approaches that encourage innovation to help close the wealth gap in the communities where the firm does business. Moreover, the Ares Foundation undertakes research and special initiatives intended to inform both the philanthropic sector and policy.

In addition, the Ares Foundation Learning Communities support grantees through knowledge-building and exchange to complement the funding they receive. These communities of practice help organizations establish aligned networks, develop knowledge to inform their work and build organizational capacity for innovation by accessing support from other funders. The year-long, cohort experience explores topics like measurement, evaluation and storytelling.

Guided by the belief that as the firm thrives, so should our communities and our society, Ares is committed to donating a portion of our annualized, realized net performance income from select Ares funds to tie investment performance to social impact.

•Pathfinder and Other Funds: Ares has committed to donating a minimum of 10% of the carried interest generated from Ares Pathfinder Fund, L.P. (“Pathfinder I”) and Ares Pathfinder Fund II, L.P. (“Pathfinder II”) and 5% of the incentive fees generated from an open-ended core alternative credit fund to global health and educational charities, contributed by the firm and our team members.

•Ares in Motion (“AIM”): Our signature platform for employee engagement has empowered our team members to support local communities and nonprofit organizations since 2012. AIM engages employees in grassroots volunteerism, encourages their service with nonprofit boards and other pro bono opportunities, and amplifies their personal donations with charitable matches. Furthermore, employees who volunteer as AIM Champions enjoy opportunities to organize and lead volunteer activities in the U.S., Europe and Asia-Pacific to benefit the communities in which they live and work.

Our annual Summer of Service engages Ares employees around the world in both service and skills-based “give back” opportunities. In addition, our nonprofit board training and placement program provides a way for team members to make a difference in their communities beyond firm-sponsored volunteer activities. AIM also helps bring our team members into thoughtful dialogue with nonprofit leaders through virtual fireside chat events so that employees can learn more about their organizations, understand the purpose and significance of their work, and glean valuable insights to apply professionally and personally.

Furthermore, we leverage AIM to sponsor and match team members’ support of charitable causes like disaster relief, mental health, and education. In addition, we offer matching funds to augment team members’ sponsorship of nonprofits’ mission-driven events. The firm also sponsors these kinds of events through our business lines, and offers opportunities for employees to participate in these funded activities.

Communications to the Board of Directors and Stockholder Engagement
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Ares Management Corporation, Attention: General Counsel, 1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).
We believe that effective corporate governance includes regular and constructive communication with our stockholders to understand their perspectives and answer their inquiries. Throughout the year, and in compliance with Regulation FD, we engage with a significant portion of our stockholders, including our largest institutional investors. Through these outreach efforts, we discuss a variety of topics of interest to our stockholders, including, among other things, our financial performance, strategy and corporate governance policies and practices.
Our policies relating to corporate governance are evaluated regularly, as appropriate, including through review by the nominating and governance committee and the Board of such policies and the Company’s Corporate Governance Guidelines. In connection with such evaluations, and in consideration of the feedback received from our stockholders, we have implemented changes and achieved the following milestones in our corporate governance framework, including:
•Establishing the nominating and governance committee in 2021;
•Appointing Eileen Naughton to the Board in 2021, resulting in a 50/50 independent Board and an increase in gender diversity on the Board;
•Appointing Ashish Bhutani to the Board in 2023, resulting in a majority independent Board;
•Adopting updated stock ownership guidelines for all independent directors, to further align their interests with those of all stockholders;
•Adopting, as part of our insider trading policy, prohibitions against the use of margin accounts, pledging, hedging and speculative trading with respect to Company securities;
•Establishing the independent compensation committee in 2023; and
•Adopting a clawback policy in 2023 that complies with the Clawback Rules.

EXECUTIVE OFFICERS
Set forth below is information concerning our executive officers:

Name	Age	Position
Michael J Arougheti	52	Director, Co-Founder and Chief Executive Officer
R. Kipp deVeer	52	Director and Co-President
Blair Jacobson	52	Co-President
David B. Kaplan	57	Director and Co-Founder
Jarrod Phillips	47	Chief Financial Officer
Antony P. Ressler	64	Director, Co-Founder and Executive Chairman
Bennett Rosenthal	61	Director, Co-Founder and Chairman of Private Equity Group
Naseem Sagati Aghili	43	General Counsel and Corporate Secretary

The biographies for Messrs. Arougheti, deVeer, Kaplan, Ressler, and Rosenthal are set forth under “Proposal 1—Election of Directors—Nominees.”

Blair Jacobson. Mr. Jacobson serves as Partner and, since February 2025, Co-President of the Company. He is a Co-Chair of the Ares Operating Committee and is a member of the Ares Enterprise Risk Committee. Additionally, he serves on the boards of Ares Management Limited and Ares Management UK Limited. Mr. Jacobson also serves on the Ares Credit Group’s European Direct Lending and European Liquid Credit Investment Committees, the Ares Secondaries Group’s Credit Investment Committee and the Ares Sports, Media and Entertainment Investment Committee. Previously, Mr. Jacobson served as Co-Head of European Credit until February 2025. Prior to joining Ares in 2012, Mr. Jacobson was a Partner at The StepStone Group, where he focused on building and running European operations, including oversight of private debt and equity investments. Previously, Mr. Jacobson was a Partner at Citigroup Private Equity and Mezzanine Partners in London and New York. In addition, he has held a variety of roles in investment banking and mergers and acquisitions in a broad range of industries, including at Lehman Brothers. Mr. Jacobson holds a B.A., magna cum laude, from Williams College in Political Economy and an M.B.A., with honors, from the University of Chicago Booth School of Business in Finance.

Jarrod Phillips. Mr. Phillips has served as Partner and Chief Financial Officer of Ares Management Corporation since August 2021. He serves on the Ares Operating Committee and the Ares Enterprise Risk Committee. Prior to this, he served as Chief Accounting Officer from January 2016 to July 2021. Mr. Phillips also serves as Chief Financial Officer of Ares Acquisition Corporation II. Prior to joining Ares in 2016, Mr. Phillips was a Partner at Deloitte & Touche LLP, where he focused on financial services and asset management assurance and advisory services. Mr. Phillips was a member of the board of directors of Safe & Sound, a not-for-profit dedicated to the strengthening of families and ending child abuse from 2010 until 2021 and is currently a member of the board of directors of School On Wheels, a not-for-profit providing tutoring and mentoring to students experiencing homelessness. Mr. Phillips holds a B.S. from Virginia Polytechnic Institute and State University in Accounting. Mr. Phillips holds a Certified Public Accountant license (inactive) in the State of California.

Naseem Sagati Aghili. Ms. Sagati Aghili has served as Partner, General Counsel and Corporate Secretary of Ares Management Corporation since January 2020. She serves on the Ares Operating Committee and the Ares Enterprise Risk Committee. In her role as General Counsel, Ms. Sagati Aghili leads Ares’ Legal & Compliance department. She also serves as Chief Legal Officer, Vice President and Assistant Secretary of Ares Private Markets Fund and as Vice President of Ares Capital Corporation, Ares Strategic Income Fund, Ares Dynamic Credit Allocation Fund Inc., CION Ares Diversified Credit Fund and Ares Core Infrastructure Fund. She may from time to time serve as an officer, director or principal of other entities affiliated with Ares Management or investment funds managed by Ares Management and its affiliates. Prior to being named the firm’s General Counsel in 2020, Ms. Sagati Aghili served in a variety of roles at Ares, including most recently as Co-General Counsel, Deputy General Counsel and General Counsel of Private Equity. Prior to joining Ares in 2009, Ms. Sagati Aghili was with Proskauer Rose LLP, where she focused on mergers and acquisitions, securities offerings and general corporate matters. Ms. Sagati Aghili holds a B.A. from the University of California - Berkeley in Political Economy of Industrial Societies and a J.D. from the University of Southern California Gould School of Law.

There are no family relationships among any of the directors or executive officers of the Company.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis we describe our executive compensation philosophy and programs and compensation decisions regarding the 2024 compensation of our named executive officers (our “NEOs”). For fiscal year 2024, our NEOs and their positions were:

Name	Position
Michael J Arougheti	Director, Co-Founder and Chief Executive Officer
Ryan Berry	Partner, Chief Marketing and Strategy Officer
R. Kipp deVeer	Director and Co-President
Jarrod Phillips	Chief Financial Officer
Bennett Rosenthal	Director, Co-Founder and Chairman of Private Equity Group

Compensation Philosophy

Our business as a global alternative investment manager is dependent on the performance of our NEOs and other key employees, including our Co-Presidents. Among other things, we depend on their ability to find, select and execute investments, oversee and improve the operations of our portfolio companies, find and develop relationships with fund investors and other sources of capital and provide other services essential to our success. Our compensation program is designed to attract, motivate and retain talented professionals who drive our success.

Our compensation philosophy has several primary objectives: (1) establish a clear relationship between performance and compensation, (2) align the interests of our NEOs and other key employees with those of our fund investors and stockholders to maximize value and (3) provide competitive incentive compensation opportunities, with an appropriate balance between short-term and long-term incentives.

Base salaries are dictated by employee proficiency and experience in their roles. In addition to base salary, we utilize a blend of variable and long-term pay vehicles to further incentivize and retain talent and provide an overall compensation package that is competitive with the market.

Variable performance-based discretionary bonuses are generally paid annually to employees based on our profitability, market analysis and employee performance. As a component of variable pay, certain of our professionals may also receive carried interest or incentive fee participation in our funds. These awards will be distributed based on the rules of each individual fund, which generally provide for distributions either around the time of the fund’s realization of profits, and/or annually. Certain senior professionals are awarded carried interest or incentive fees in funds outside of their business lines to provide incentives for coordination and collaboration across the firm and other businesses.

We believe that carried interest and incentive fee participation align the interests of our NEOs and other key employees with those of the investors in our funds, and this alignment has been a key contributor to our strong performance and growth. We also believe that ownership in our funds and the Company by our NEOs results in alignment of their interests with those of our fund investors and stockholders.

Our compensation program is a management tool supporting our mission and values. We believe our program supports, reinforces and aligns our values, business strategy and operations with the goal of increasing assets under management and profitability. Compensation arrangements with our NEOs are described below under “Elements of Compensation.”

Determination of Compensation for Named Executive Officers

Consistent with our compensation philosophy described above, our compensation program provides that our NEOs who are also directors generally do not receive compensation other than carried interest and incentive fees or, in certain circumstances, such as for Mr. Arougheti as CEO and Mr. deVeer as Co-President, equity grants. Until its dissolution in February 2025, the voting members of the Executive Management Committee with input from the particular investment group heads of the applicable fund, generally recommended our NEOs’ carried interest and incentive fee awards, which are approved by the compensation committee of the Board. The compensation committee of the Board may, from time to time, prospectively approve the range of, or parameters for, carried interest and incentive fee awards that may be granted to our NEOs and administer such awards. The Board makes all final determinations regarding equity grants to our NEOs based upon recommendations from the compensation committee.

In addition, subject to the control and supervision of the Board and the compensation committee, for so long as Mr. Ressler is entitled to be a Class I director, Mr. Ressler makes all decisions relating to the award of carried interest and incentive fee awards in a fund in his discretion above a certain percentage of a carry program, as set forth in a policy relating to awards of carried interest and incentive fees adopted by the Executive Management Committee. In February 2025, this policy was terminated by the Board, which adopted a new performance fee award policy.

When cash compensation is deemed appropriate for an NEO, the Board will make final determinations regarding such compensation, following the recommendation of the compensation committee and, until its dissolution in February 2025, the voting members of the Executive Management Committee.

Role of Compensation Consultant
In 2023, management retained Korn Ferry to provide employment, compensation and benefits services and data analysis to the Company and its subsidiaries. The aggregate fees received by Korn Ferry in 2024 in connection with such employment, compensation and benefits services provided to the Company and its subsidiaries were $85,500, including matters unrelated to the compensation of executives and directors. The decision to engage Korn Ferry for such services was made by management in the ordinary course.

Say-on-Pay Vote

At our 2022 Annual Meeting of Stockholders, we held a stockholder advisory vote on the compensation of our NEOs in our 2021 fiscal year (the “2022 say-on-pay vote”). Our stockholders approved the compensation of our NEOs, with approximately 91.3% of the votes cast in favor of our 2022 say-on-pay resolution. The compensation committee’s recommendation to the Board with respect to the Compensation Discussion and Analysis included in this proxy statement and the matters described herein, take into account the 2022 say-on-pay vote results.

Pursuant to the “Say-on-Pay Proposal” included in this Proxy Statement, our stockholders will be voting to approve the compensation of our NEOs in our 2024 fiscal year.

Say-on-Frequency Vote

Pursuant to the “Say-on-Frequency Proposal” included in this Proxy Statement, our stockholders will be voting on the frequency of advisory shareholder votes to approve the compensation of our NEOs.

Elements of Compensation

Our NEOs are generally compensated primarily through a combination of carried interest and incentive fees that are designed to reward performance and align the interests of our NEOs with the interests of our fund investors and stockholders, and for Messrs. Arougheti, Berry, deVeer and Phillips, equity awards.
We believe that the elements of compensation for our NEOs serve the primary objectives of our compensation program. However, we periodically review the compensation of our key employees, including our NEOs, and, from time to time, may implement new plans or programs or otherwise make changes to the compensation structure relating to current or future key employees, including our NEOs.
Annual Base Salary. In 2024, Messrs. Berry and Phillips were the only NEOs who received an annual base salary. Mr. Berry’s 2024 annual base salary was $1,000,000. Mr. Phillips’ 2024 annual base salary was $750,000.

We intend the annual base salary of each of Mr. Phillips and Mr. Berry to reflect his position, duties and responsibilities as our Chief Financial Officer and Chief Marketing and Strategy Officer, respectively, as well as recognize his anticipated contribution to our ongoing initiatives and future success. Although we believe that the base salary of any NEO, where applicable, should not typically be the most significant amount of total compensation, we intend that any base salary amounts should attract and retain top talent as well as assist with the payment of basic living costs throughout the year.
Annual Cash Discretionary Bonus Payments. In 2024, Mr. Phillips was the only NEO who received an annual cash discretionary bonus. Mr. Phillips’ 2024 annual discretionary cash bonus was $650,000.

Mr. Phillips’s total discretionary bonus recognizes Mr. Phillips’s role as our Chief Financial Officer and his individual contribution to our overall goals and performance. We intend the discretionary bonus payment to reward Mr. Phillips for assisting us to achieve our annual goals, both for the Company as a whole and in his respective area of responsibility, including firm-wide ESG initiatives. Factors that were included in determining the size of the bonus payment include Mr. Phillips’s accomplishments in driving our results, his leadership and management of his team and our overall performance. Comparisons were made to prior year performance and to our other senior professionals with the intention to reward, motivate and retain Mr. Phillips.

Mr. Phillips’s 2024 annual discretionary bonus was paid 65% in cash in December 2024 and the balance in January 2025 as a grant of restricted units with a grant date fair value equal to 35% of his total discretionary bonus.
Incentive Fees. The general partners or managers of certain of our funds receive variable performance-based fees from our funds based on the applicable fund’s performance each year. Our senior professionals are generally awarded a percentage of such variable incentive fees. These variable incentive fees are determined based on the seniority of the senior professional and the role of such senior professional in the applicable fund. Our senior professionals (including our NEOs) who work on these funds collectively participate in a majority of the incentive fees payable by our funds. In addition, senior professionals (including our NEOs), who contribute to the Company as a whole, are awarded incentive fees in certain of our funds. We intend our incentive fee awards to incentivize the growth of our various operations and help align the interests of our investment and other professionals, including our NEOs, with those of our fund investors and stockholders. Messrs. Arougheti, Berry, deVeer, and Phillips received incentive fees in 2024. For senior professionals in certain businesses, particularly with respect to funds managed by the Credit Group, these awards are made annually but may be subject to deferral and thus result in increased fees in subsequent years. In addition, these awards are not subject to vesting and generally are forfeitable upon termination of employment. However, for each of Messrs. Arougheti and deVeer certain of the incentive fees are structured such that, notwithstanding the NEO’s termination of employment with us, the NEO may be eligible to continue to receive distributions relating to a declining portion of the NEO’s incentive fee allocation for a period of up to twelve quarters following the NEO’s termination of employment. Incentive fees, if any, in respect of a particular fund are paid to the senior professional only when actually received by the general partner, manager or other Ares entity entitled to receive such fees and are subject to dilution. In addition, the fees in which our senior professionals are entitled to share do not include base management fees, administrative fees or other expense reimbursements received from our funds. Because our senior professionals’ entitlement to incentive fees is generally subject to the fund achieving investment performance hurdles, we believe that the interests of our senior professionals are strongly aligned with the interests of our fund investors, thus ultimately benefiting our fund investors and stockholders through our success as a whole.

Carried Interest. The general partners or affiliates of certain of our funds receive a variable preferred allocation of income and gains from our funds if specified returns are achieved, which we refer to as “carried interest.” We intend our carried interest awards to incentivize successful investment performance by our funds and help align the interests of our senior professionals (including our NEOs) with those of our fund investors and stockholders. Our senior professionals (including our NEOs) who work on these funds collectively own a majority of the carried interest. The percentage of carried interest is determined based on the seniority of the senior professional and the role of such senior professional in such fund. In addition, senior professionals (including our NEOs), who contribute to the Company as a whole, are awarded carried interest in certain of our funds. Ownership of carried interest by senior professionals is generally subject to a range of vesting conditions, including continued employment and forfeiture upon occurrence of certain specified events post-termination, thus serving as an important employment retention mechanism and creating alignment with their contribution to the applicable fund. Carried interest generally vests over five years following the grant date, subject to certain acceleration events for Ares partners. Messrs. Arougheti, Berry, deVeer, Rosenthal, and Phillips received cash distributions attributable to carried interest in 2024.

In addition, the general partners that receive allocations of carried interest generally are subject to contingent repayment obligations, under which the general partners are required to return to the applicable fund distributions from carried interest in certain situations. Our senior professionals (including our NEOs) who receive allocations of carried interest are personally subject to this contingent repayment obligation, pursuant to which they may be required to repay previous distributions. Because the amount of carried interest distributions is directly tied to the realized performance of the underlying fund, our senior professionals’ direct ownership of carried interest fosters a strong alignment of their interests with the interests of our fund investors, thus ultimately benefiting our fund investors and stockholders through our success as a whole.
Restricted Unit Awards. We may grant equity under the 2023 Equity Incentive Plan to incentivize our NEOs’ continued employment and to align their interests with those of our fund investors and stockholders. We generally utilize restricted units with time-based vesting conditions to be settled in shares of our Class A common stock as our principal form of long-term equity compensation. At any time that the Company pays a cash dividend in respect of shares of our Class A common stock, NEOs will generally be entitled to receive a corresponding dividend equivalent payment in respect of their time-based restricted units, subject to satisfaction of the same time-based vesting conditions as the underlying restricted units. Generally, restricted units are scheduled to vest in four equal installments on of each of the second, third, fourth and fifth anniversaries of the applicable grant date, subject to continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”).
The Board engaged Korn Ferry in December 2020, to review, evaluate and provide recommendations regarding the Company’s multi-year equity grant framework for senior leadership executives across the firm. In connection with the engagement, Korn Ferry reviewed the equity grant framework in the context of internal business considerations and external market data and best practices, including comparative analyses against a peer group. Korn Ferry provided the Board with a report containing their views on vesting provisions for time-based awards, performance targets for performance-based grants, including stock price thresholds and volume weighted average share price calculation and equity dilution and burn rate compared to a peer group. After consideration of Korn Ferry’s report, the Board approved multi-year equity grants in January 2021, including performance-based equity grants. Because of the significant growth and strong performance of the Company in 2021, the vesting criteria for the performance-based equity grants were satisfied during 2021.

Restricted Units - Messrs. Arougheti, deVeer, and Berry. In January 2021, the Board approved the grant of 1.2 million, 800,000, and 200,000 restricted units to Messrs. Arougheti, deVeer, and Berry respectively, each, to be granted in equal installments over a four-year period, in order to incentivize their continued employment and to align their interests with those of our fund investors and stockholders. The grants of restricted units occurred in January of each of 2021, 2022, 2023 and 2024. The restricted units are scheduled to vest in four equal installments on January 31 of each of the second, third, fourth and fifth anniversaries of the applicable grant.

Restricted Units - Mr. Phillips. In January 2022, the Board approved a grant of 60,000 restricted units to Mr. Phillips, be granted in equal installments over a 3-year period beginning in 2023. The first grant of 20,000 restricted units occurred in January 2023, with subsequent awards scheduled to be granted in January 2024 and January 2025, subject to Mr. Phillips’ continued service through the applicable grant date. In January 2024, the Board approved an additional grant of 50,000 restricted units to Mr. Phillips. The intent of both awards is to incentivize Mr. Phillips’ continued employment and align his interests with our fund investors and stockholders. The restricted units are scheduled to vest in four equal installments on January 31 of each of the second, third, fourth and fifth anniversaries of the applicable grant.

Deferred Unit Awards. We award a portion of the annual discretionary bonus to key employees (including those NEOs who receive annual discretionary bonuses) in the form of restricted units to be settled in shares of our Class A common stock. We refer to these restricted units as “Deferred Units.” Generally, Deferred Units vest in three equal installments on the first, second and third anniversaries of the applicable grant date, subject to continued employment. Deferred Units will lapse and be forfeited upon termination of employment (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”). We believe the period of deferral and the vesting schedule sufficiently aligns the interests of NEOs who receive discretionary bonuses with our interests, as well as the interests of our fund investors and stockholders.
Deferred Unit Awards - Mr. Phillips. In January 2024, we granted 2,997 Deferred Units to Mr. Phillips and in January 2025 we granted 2,997 Deferred Units to Mr. Phillips, in each case, in respect of a portion of his annual discretionary bonus for the preceding calendar year.
Deferred Unit Awards - Mr. Berry. In January 2024, we granted 3,297 Deferred Units to Mr. Berry, in respect of his annual discretionary bonus for the preceding calendar year.
2024 Incentive Fee Agreements. Upon determining the independence of Korn Ferry, as defined under the applicable section of the NYSE rules and Rule 10C-1 under the Exchange Act, we engaged Korn Ferry in December 2023, to review, evaluate and provide recommendations to the compensation committee and Board regarding proposed equity grants in connection with a reallocation of existing incentive fee allocations for Messrs. Arougheti and deVeer, and certain other senior professionals in our Credit Group.

In connection with the engagement, Korn Ferry reviewed the equity grant framework in the context of internal business considerations and external market data and best practices, including comparative analyses against peer companies. Korn Ferry provided the Board with a report containing their views on the proposed reallocation of compensation, including provisions for the time-based awards, equity dilution and burn rate and value to the Company. After consideration of Korn Ferry’s report, the Board approved, and on January 31, 2024, we entered into agreements (each, an “Incentive Fee Agreement”)

with Messrs. Arougheti and deVeer to grant each of Messrs. Arougheti and deVeer 400,000 restricted units in exchange for a reduction in his respective allocations of certain incentive fees (the “Incentive Fee Allocations”) in 2024.

The Incentive Fee Agreements provide us with the right, but not the obligation, to further reduce the recipient’s Incentive Fee Allocations for each of Messrs. Arougheti and deVeer in exchange for additional grants of restricted units as more particularly described in our Current Report on Form 8-K filed with the SEC on February 2, 2024. In January 2025 we granted 250,000 restricted units to each of Messrs. Arougheti and deVeer pursuant to the Incentive Fee Agreements.

Generally, restricted units granted pursuant to the Incentive Fee Agreement vest in four equal installments on June 30 of each of the second, third, fourth and fifth anniversaries of the applicable grant and are generally subject to the applicable recipient’s continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”). Any shares of our Class A common stock that are issued in settlement of the restricted units prior to June 30, 2029 will be subject to a lock-up restriction (the “Class A Lock-Up Restriction”), which will cease to apply to equal installments of shares of our Class A common stock on each anniversary of the applicable vesting date through June 30, 2029.

Common Stock and Ares Operating Group Units

We refer to our Class A common stock, Ares Operating Group Units and shares of our Class A common stock received in exchange for such Ares Operating Group Units as “subject units.”

The subject units received by our NEOs are fully vested. The subject units owned by our NEOs may be transferred or exchanged at any time, subject to the restrictions in the exchange agreement and the Class A Lock-Up Restriction. The transfer restrictions provided in the exchange agreement are generally applicable to the subject units. There may be some different arrangements for some individuals in isolated instances, none of which are applicable to our NEOs.

As of the Record Date, assuming that all of the outstanding Ares Operating Group Units exchangeable for shares of our Class A common stock were exchanged for shares of our Class A common stock, Mr. Ressler would hold, directly or indirectly, shares of our Class A common stock representing 17.48% of the total number of shares of our Class A common stock outstanding as a result of such exchange and subject to transfer restriction provisions.

Termination Payments
In addition to the awards described above, Messrs. Arougheti, deVeer, Phillips, and Berry have been granted long-term equity awards that may vest upon certain qualifying terminations of employment. The effect of certain qualified terminations on our NEOs’ long-term equity awards is described in greater detail below under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control.”
Other Benefits
401(k) Retirement Plan. All of our NEOs are eligible to participate in our 401(k) program. We intend that participation in our 401(k) program will assist our NEOs to set aside funds for retirement in a tax efficient manner. The Ares retirement plan provides options for contributing to a traditional pre-tax 401(k), a post-tax Roth 401(k) or a combination of both, up to allowable IRS limits. In addition, we provide a discretionary match equal to 100% of the first 4% of the individual’s earnings and 50% of the next 2% of the individual’s earnings, up to a maximum match of $10,350 for 2024. The match is subject to a three-year vesting schedule, vesting 1/3 per year over the first three years of employment at Ares. Once employed for three years, 100% of any match outstanding or due to the employee is vested.
Charitable Matching. We offer a charitable donation matching program to our employees, including our NEOs. As part of the program, we will match charitable contributions by employees up to $3,000 per employee per fiscal year. During 2024, Messrs. Arougheti, Phillips, and Berry utilized this program for the full $3,000 amount.
Clawback Policy

The Board has adopted a clawback policy that complies with the Clawback Rules. Please see “Corporate Governance and Other Board Information—Clawback Policy” for a discussion of the Company’s clawback policy.

Accounting and Tax Considerations

We consider the impact of accounting implications and tax treatment of significant compensation decisions.
Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”) generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to “covered employees” of such company, which “covered employees” can include the CEO, the chief financial officer, the three other highest paid executive officers and certain individuals who were previously “covered employees”. Under final regulations released in December 2020 that reverse a longstanding position of the Internal Revenue Service, Section 162(m) now applies to corporations, including the Company, in respect of the compensation of covered employees of an operating partnership for which the compensation deduction is allocable to the corporation based on its interest in the partnership. The regulations may limit deductions for the compensation of covered employees of an operating partnership that are allocable to the Company.
The developments described above, as well as other developments and changes in accounting standards and tax law may impact our compensation decisions. As accounting standards and applicable tax laws develop, we may revise certain features of our executive compensation program to appropriately align our executive compensation program with our overall executive compensation philosophy and objectives. However, we believe that these are only some of the many relevant considerations of setting executive compensation, and should not be permitted to compromise our ability to design and maintain compensation programs that are consistent with our compensation philosophy and objectives. Accordingly, we retain the discretion to pay compensation that is not tax deductible and/or could have adverse accounting consequences.
Option Grants

In response to Item 402(x)(1) of Regulation S-K, we do not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, we have no specific policy or practice on the timing of awards of such options in relation to our disclosure of material nonpublic information. In the event we determine to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this proxy statement.

Ashish Bhutani Antoinette Bush Paul G. Joubert Michael Lynton Eileen Naughton Dr. Judy D. Olian

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary Compensation Table for Fiscal Year 2024
The following table contains information about the compensation paid to or earned by each of our NEOs during the three most recently completed fiscal years.

		Salary	Bonus	Stock Awards	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)(1)(2)	($)(3)	($)		($)
Michael J Arougheti, Co-Founder and Chief Executive Officer	2024	—	—	62,628,000	22,753,842	(4)	85,381,842
	2023	—	—	13,728,000	16,848,590		30,576,590
	2022	—	—	13,728,000	20,873,100		34,601,100
R. Kipp deVeer, Co-President	2024	—	—	58,052,000	30,890,324	(5)	88,942,324
	2023	—	—	9,152,000	26,331,574		35,483,574
	2022	—	—	9,152,000	25,321,625		34,473,625
Jarrod Phillips, Chief Financial Officer	2024	750,000	650,000	7,944,641	67,939	(6)	9,412,580
	2023	750,000	650,000	2,630,079	47,370		4,077,449
	2022	750,000	685,000	959,073	53,014		2,447,087
Ryan Berry, Chief Marketing and Strategy Officer (7)	2024	1,000,000	—	2,671,870	2,947,943	(8)	6,619,813
Bennett Rosenthal, Co-Founder and Chairman of Private Equity Group	2024	—	—	—	5,296,376	(9)	5,296,376
	2023	—	—	—	9,911,244		9,911,244
	2022	—	—	—	8,562,353		8,562,353

(1)In 2024, 2023 and 2022, we did not make base salary or cash bonus payments to Messrs. Arougheti, deVeer or Rosenthal.
(2)Represents the cash portion of the discretionary annual bonus in respect of the applicable fiscal year. As further described in “—Compensation Discussion and Analysis—Annual Cash Discretionary Bonus Payments”, Mr. Phillips received 35% of his 2024 discretionary annual bonus in restricted units granted in January 2025, which are not included in these amounts.
(3)Represents the grant date fair value of restricted units in respect of shares of our Class A common stock computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2025.
(4)Includes actual cash distributions attributable to carried interest allocations of $3,266,107 and incentive fee payments of $19,474,385 and $10,350 in matching contributions under our 401(k) plan, and $3,000 in matching contributions under our charitable donation matching program.
(5)Includes actual cash distributions attributable to carried interest allocations of $3,046,288 and incentive fee payments of $27,833,686 and $10,350 in matching contributions under our 401(k) plan.
(6)Includes actual cash distributions attributable to carried interest allocations of $24,576 and incentive fee payments of $30,013 and $10,350 in matching contributions under our 401(k) plan, and $3,000 in matching contributions under our charitable donation matching program.
(7)Mr. Berry was not a NEO in 2022 or 2023.
(8)Includes actual cash distributions attributable to carried interest allocations of $1,592,049 and incentive fee payments of $1,342,544 and $10,350 in matching contributions under our 401(k) plan, and $3,000 in matching contributions under our charitable donation matching program.
(9)Includes actual cash distributions attributable to carried interest allocations of $5,296,376.

Grants of Plan-Based Awards for Fiscal Year 2024
The following table contains information about each grant of an award made to our NEOs in 2024 under any plan, including awards that subsequently have been transferred.

Name	Grant Date(1)	Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards(2) ($)
Michael J Arougheti	1/31/2024	300,000	(3)	13,728,000
	1/31/2024	400,000	(4)	48,900,000

R. Kipp deVeer	1/31/2024	200,000	(3)	9,152,000
	1/31/2024	400,000	(4)	48,900,000

Jarrod Phillips	1/20/2024	2,997	(5)	348,941
	1/31/2024	20,000	(3)	1,483,200
	1/31/2024	50,000	(3)	6,112,500

Ryan Berry	1/20/2024	3,297	(5)	383,870
	1/31/2024	50,000	(3)	2,288,000

Bennett Rosenthal	—	—		—

(1)For information regarding the timing and vesting of restricted unit grants, see “—Elements of Compensation—Long-Term Equity Compensation.”
(2)Represents the grant date fair value of restricted units computed in accordance with FASB ASC Topic 718. See Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2025.
(3)Represents restricted units granted under our 2023 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. The restricted units generally vest in four equal installments on each of January 31, 2026, 2027, 2028 and 2029, generally subject to continued employment and earlier vesting upon the occurrence of specified events. See “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control.”
(4)Represents restricted units granted under our 2023 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. The restricted units generally vest in four equal installments on each of June 30, 2026, 2027, 2028 and 2029, generally subject to continued employment and earlier vesting upon the occurrence of specified events. See “Compensation Discussion and Analysis—2024 Incentive Fee Agreements” and “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control.”
(5)Represents restricted units granted under our 2023 Equity Incentive Plan to be settled in shares of our Class A common stock, awarded to Mr. Phillips as a portion of his annual discretionary bonus and to Mr. Berry as his annual discretionary bonus. The restricted units generally vest in three equal installments on each of January 20, 2025, 2026 and 2027 subject to continued employment and earlier vesting upon the occurrence of specified events. See “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Equity Incentive Awards

Please see “Compensation Discussion and Analysis—Elements of Compensation” for a discussion of the Company’s restricted unit awards. Please see “—Potential Payments Upon Termination or Change in Control” for a description of certain terminations of employment or change in control events that could impact the normal vesting schedules for the equity awards.

Outstanding Equity Awards at Fiscal Year-End 2024
The following table contains information concerning unvested equity awards outstanding for each NEO as of December 31, 2024.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Yet Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael J Arougheti	1,375,000	(2) (3) (4) (5) (6)	243,416,250
R. Kipp deVeer	1,075,000	(7) (8) (9) (10) (11) (12)	190,307,250
Jarrod Phillips	133,158	(13) (14) (15) (16) (17) (18) (19) (20) (21) (22) (23)	23,572,961
Ryan Berry	201,702	(24) (25) (26) (27) (28) (29) (30) (31)	35,707,305
Bennett Rosenthal	—		—

(1)The dollar amounts shown under these columns were calculated by multiplying the number of unvested restricted units held by the NEO by the closing price of $177.03 per share of our Class A common stock on December 31, 2024, the last trading day of 2024.
(2)300,000 restricted units were granted on January 22, 2021 and vest in equal installments on each of January 31, 2023, January 31, 2024, January 31, 2025 and January 31, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 150,000 of these restricted units have vested.
(3)300,000 restricted units were granted on January 31, 2022 and vest in equal installments on each of January 31, 2024, January 31, 2025, January 31, 2026 and January 31, 2027, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 75,000 of these restricted units have vested.
(4)300,000 restricted units were granted on January 31, 2023 and vest in equal installments on each of January 31, 2025, January 31, 2026, January 31, 2027 and January 31, 2028, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(5)300,000 restricted units were granted on January 31, 2024 and vest in equal installments on each of January 31, 2026, January 31, 2027, January 31, 2028 and January 31, 2029, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(6)400,000 restricted units were granted on January 31, 2024 and vest in equal installments on each of June 30, 2026, June 30, 2027, June 30, 2028 and June 30, 2029, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(7)100,000 restricted units were granted on January 31, 2020 and vest in equal installments on each of January 31, 2022, January 31, 2023, January 31, 2024 and January 31, 2025, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 75,000 of these restricted units have vested.
(8)200,000 restricted units were granted on January 22, 2021 and vest in equal installments on each of January 31, 2023, January 31, 2024, January 31, 2025 and January 31, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 100,000 of these restricted units have vested.
(9)200,000 restricted units were granted on January 31, 2022 and vest in equal installments on each of January 31, 2024, January 31, 2025, January 31, 2026 and January 31, 2027, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 50,000 of these restricted units have vested.
(10)200,000 restricted units were granted on January 31, 2023 and vest in equal installments on each of January 31, 2025, January 31, 2026, January 31, 2027 and January 31, 2028, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(11)200,000 restricted units were granted on January 31, 2024 and vest in equal installments on each of January 31, 2026, January 31, 2027, January 31, 2028 and January 31, 2029, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(12)400,000 restricted units were granted on January 31, 2024 and vest in equal installments on each of June 30, 2026, June 30, 2027, June 30, 2028 and June 30, 2029, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(13)15,000 restricted units were granted on January 31, 2020 and vest in equal installments on each of January 31, 2022, January 31, 2023, January 31, 2024, and January 31, 2025, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 11,250 of these restricted units have vested.

(14)10,000 restricted units were granted on January 31, 2021 and vest in equal installments on each of January 31, 2023, January 31, 2024, January 31, 2025, and January 31, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 5,000 of these restricted units have vested.
(15)20,000 restricted units were granted on August 9, 2021 and vest in equal installments on each of July 1, 2023, July 1, 2024, July 1, 2025, and July 1, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 10,000 of these restricted units have vested.
(16)2,907 restricted units were granted on January 20, 2022 and vest in equal installments on each of January 20, 2023, January 20, 2024, and January 20, 2025, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 1,938 of these restricted units have vested.
(17)10,000 restricted units were granted on January 31, 2022 and vest in equal installments on each of January 31, 2024, January 31, 2025, January 31, 2026, and January 31, 2027, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 2,500 of these restricted units have vested.
(18)4,413 restricted units were granted on January 20, 2023 and vest in equal installments on each of January 20, 2024, January 20, 2025, and January 20, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 1,471 of these restricted units have vested.
(19)10,000 restricted units were granted on January 31, 2023 and vest in equal installments on each of January 31, 2025, January 31, 2026, January 31, 2027, and January 31, 2028, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(20)20,000 restricted units were granted on January 31, 2023 and vest in equal installments on each of January 31, 2025, January 31, 2026, January 31, 2027, and January 31, 2028, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(21)2,997 restricted units were granted on January 20, 2024 and vest in equal installments on each of January 20, 2025, January 20, 2026, and January 20, 2027, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(22)50,000 restricted units were granted on January 31, 2024 and vest in equal installments on each of January 31, 2026, January 31, 2027, January 31, 2028, and January 31, 2029, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(23)20,000 restricted units were granted on January 31, 2024 and vest in equal installments on each of January 31, 2026, January 31, 2027, January 31, 2028, and January 31, 2029, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(24)125,000 restricted units were granted on November 11, 2020 and vest in equal installments on each of November 1, 2022, November 1, 2023, November 1, 2024, and November 1, 2025, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 93,750 of these restricted units have vested.
(25)50,000 restricted units were granted on January 22, 2021 and vest in equal installments on each of January 31, 2023, January 31, 2024, January 31, 2025 and January 31, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 25,000 of these restricted units have vested.
(26)3,875 restricted units were granted on January 20, 2022 and vest in equal installments on each of January 20, 2023, January 20, 2024, and January 20, 2025, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 2,582 of these restricted units have vested.
(27)50,000 restricted units were granted on January 31, 2022 and vest in equal installments on each of January 31, 2024, January 31, 2025, January 31, 2026, and January 31, 2027, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 12,500 of these restricted units have vested.
(28)5,043 restricted units were granted on January 20, 2023 and vest in equal installments on each of January 20, 2024, January 20, 2025, and January 20, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, 1,681 of these restricted units have vested.
(29)50,000 restricted units were granted on January 31, 2023 and vest in equal installments on each of January 31, 2025, January 31, 2026, January 31, 2027, and January 31, 2028, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(30)3,297 restricted units were granted on January 20, 2024 and vest in equal installments on each of January 20, 2025, January 20, 2026, and January 20, 2027, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.
(31)50,000 restricted units were granted on January 31, 2024 and vest in equal installments on each of January 31, 2026, January 31, 2027, January 31, 2028, and January 31, 2029, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2024, none of these restricted units have vested.

Option Exercises and Stock Vested for Fiscal Year 2024

The following table provides information regarding the vesting of stock awards during the fiscal year ended December     31, 2024 with respect to our NEOs:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Michael J Arougheti	150,000	18,222,000
R. Kipp deVeer	150,000	18,222,000
Jarrod Phillips	19,753	2,455,504
Ryan Berry	92,527	13,739,169
Bennett Rosenthal	—	—

(1)The Value Realized on Vesting column reflects the aggregate value realized with respect to all restricted units that vested during fiscal year 2024. The value realized in connection with each vesting of shares of restricted units is calculated as the number of restricted units multiplied by the closing price of our Class A common stock on the vesting date. The value realized amounts are calculated in accordance with the rules and regulations of the SEC and may not reflect the amounts ultimately realized by the applicable NEO.

Potential Payments upon Termination or Change-in-Control

Other than as set forth below, our NEOs are not entitled to any additional payments or benefits upon termination of employment, upon a change in control or upon retirement, death or disability. As discussed in greater detail below, for certain of our NEOs, certain of their carried interest awards and other long-term equity awards will accelerate upon termination of such NEO’s services to us without cause or by reason of death or disability of such NEO.
Equity Arrangements with Michael Arougheti

Pursuant to Mr. Arougheti’s restricted unit award agreements pursuant to which Mr. Arougheti was granted awards of 300,000 restricted units in January of each of 2021, 2022, 2023 and 2024 (each, an “Annual Service-Based Award”), unvested restricted units will be forfeited upon Mr. Arougheti’s termination of service, provided that, in the event that Mr. Arougheti’s service is terminated without cause or upon Mr. Arougheti’s resignation for good reason (in each case, as defined in Mr. Arougheti’s restricted unit award agreement) (each, a “Qualifying Termination”) or due to his death or disability, 50% of the then-unvested portion of each Annual Service-Based Award will vest. Further, if Mr. Arougheti experiences a Qualifying Termination within six months of a change in control event (as defined in Mr. Arougheti’s restricted unit award agreement), then any then-unvested portion of each Annual Service-Based Award will fully vest.

Pursuant to Mr. Arougheti’s Incentive Fee Arrangement, with respect to the 400,000 restricted units granted to Mr. Arougheti in January 2024 (the “2024 Incentive Fee Restricted Unit Award”) if Mr. Arougheti experiences Qualifying Termination at any time, any then-unvested restricted units will vest in full.

If Mr. Arougheti had experienced a Qualifying Termination or a termination of service due to his death or disability, in each case, on December 31, 2024, Mr. Arougheti would have vested in restricted units having a value of $157,114,125 and $121,708,125, respectively. If a change in control event were to occur and Mr. Arougheti experienced a Qualifying Termination on December 31, 2024, Mr. Arougheti would have vested in restricted units having a value of $172,604,250. The values provided above are based on the closing price for our Class A common stock on December 31, 2024, which was $177.03.

Equity Arrangements with R. Kipp deVeer

With respect to the 100,000 restricted units granted to Mr. deVeer in January 2020, in the event that Mr. deVeer’s service is terminated (i) as a result of Mr. deVeer’s termination without cause, any restricted units that are outstanding and unvested as of such termination and that are scheduled to vest on or prior to the twelve-month anniversary of such termination will vest upon the termination, or (ii) as a result of Mr. deVeer’s death or disability, 50% of the restricted units outstanding and unvested as of such termination will vest upon the termination.

The awards of 200,000 restricted units granted to Mr. deVeer in January of each of 2021, 2022, 2023, and 2024 are subject to the same treatment upon termination of employment and change in control as Mr. Arougheti’s Annual Service

Awards, as described above. The award of 400,000 restricted units granted to Mr. deVeer in January 2024 pursuant to the Incentive Fee Arrangement is subject to the same treatment upon termination of employment and change in control as Mr. Arougheti’s 2024 Incentive Fee Restricted Unit Award.

If Mr. deVeer had experienced a termination without cause, by reason of his death or disability, or as a result of his resignation for good reason, in each case, on December 31, 2024, Mr. deVeer would have vested in restricted units having a value of $132,772,500, $95,153,625, $128,346,750, respectively. If a change in control event were to occur and Mr. deVeer’s service was terminated without cause or as a result of Mr. deVeer’s resignation for good reason on December 31, 2024, Mr. deVeer would have vested in restricted units having a value of $115,069,500. The values provided above are based on the closing price for our Class A common stock on December 31, 2024, which was $177.03.

Equity Arrangements with Jarrod Phillips

With respect to the awards of 15,000, 10,000, 20,000, 10,000, 10,000, and 50,000 restricted units granted to Mr. Phillips in January 2020, January 2021, August 2021, January 2022, January 2023 and January 2024, respectively, in the event that Mr. Phillips’ service is terminated (i) as a result of Mr. Phillips’ termination without cause, any restricted units that are outstanding and unvested as of such termination and that are scheduled to vest on or prior to the twelve-month anniversary of such termination will vest upon the termination, or (ii) as a result of Mr. Phillips’ death or disability, 50% of the restricted units outstanding and unvested as of such termination will vest upon the termination.

With respect to the awards of 20,000 restricted units granted to Mr. Phillips in each of January 2023 and January 2024, any unvested restricted units will be forfeited upon Mr. Phillips’ termination of service, provided that, in the event that Mr. Phillips’ service is terminated due to his death or disability (as defined in the 2023 Equity Incentive Plan), 50% of the then-unvested restricted units under each award will vest, and, in the case of termination due to Mr. Phillips’ death, any remaining outstanding and unvested restricted units that did not vest in accordance with the foregoing will remain outstanding for 30 days following the date of such termination, and during such time, the compensation committee may, in its sole discretion, accelerate the vesting of all or a portion of such unvested restricted units. Further, if Mr. Phillips’ service is terminated without cause (as defined in the 2023 Equity Incentive Plan) (other than due to Mr. Phillips’ death or disability) at a time when Mr. Phillips’ corporate title within an operating affiliate or administrative subsidiary of the Company is a “Partner”, then any restricted units that are outstanding and unvested as of such termination and that are scheduled to vest on or prior to the 12-month anniversary of such termination will vest on such termination date.

If Mr. Phillips had experienced a termination without cause or by reason of death or disability, in each case, on December 31, 2024, Mr. Phillips would have vested in restricted units having a value of $3,761,888 or $11,175,019, respectively. The values provided above are based on the closing price for our Class A common stock on December 31, 2024, which was $177.03.

Equity Arrangements with Ryan Berry

With respect to the 125,000 restricted units granted to Mr. Berry in November 2020, in the event that Mr. Berry’s service is terminated (i) as a result of Mr. Berry’s termination without cause, any restricted units that are outstanding and unvested as of such termination and that are scheduled to vest on or prior to the twelve-month anniversary of such termination will vest upon the termination, or (ii) as a result of Mr. Berry’s death or disability, 50% of the restricted units outstanding and unvested as of such termination will vest upon the termination.

The awards of 50,000 restricted units granted to Mr. Berry in January of each of 2021, 2022, 2023, and 2024 are subject to the same treatment upon termination of employment and change in control as Mr. Arougheti’s Annual Service Awards, as described above.

If Mr. Berry had experienced a termination without cause, by reason of his death or disability, or as a result of his resignation for good reason, in each case, on December 31, 2024, Mr. Berry would have vested in restricted units having a value of $19,915,876, $17,149,782, $14,383,688, respectively. If a change in control event were to occur and Mr. Berry’s service was terminated without cause or as a result of Mr. Berry’s resignation for good reason on December 31, 2024, Mr. Berry would have vested in restricted units having a value of $28,767,375. The values provided above are based on the closing price for our Class A common stock on December 31, 2024, which was $177.03.

Deferred Unit Awards

If Mr. Phillips’ or Mr. Berry’s employment is terminated without cause, by reason of his death or disability or for early or normal retirement, the unvested portion of his Deferred Units will vest. If Mr. Phillips or Mr. Berry had experienced a termination without cause, by reason of death or disability or for early or normal retirement on December 31, 2024, Mr. Phillips or Mr. Berry would have vested in Deferred Units having a value of $1,222,923 and $1,407,743, respectively, based on the closing price of our Class A common stock on December 31, 2024, which was $177.03.

Incentive Fees and Carried Interest

For certain of our NEOs, certain of their carried interest awards will accelerate upon termination of such NEO’s services to us without cause or by reason of death or disability of such NEO. Our incentive fee awards are generally annual awards and forfeitable upon termination of employment in certain circumstances. However, for Messrs. Arougheti and deVeer, certain of the incentive fees are structured such that, notwithstanding the NEO’s termination of employment with us, the NEO’s may be eligible to continue to receive distributions relating to a declining portion of the NEO’s incentive fee allocation for a period of up to twelve quarters following the NEO’s termination of employment. In connection with the incentive fee awards, the NEOs are subject to standard confidentiality, non-disclosure and IP assignment provisions and Messrs. Arougheti and deVeer are subject to non-compete and non-solicit of clients and employees during the course of the NEO’s employment and for two years thereafter.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank
Act”) and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. For more information about our executive compensation program, please refer to the “Compensation Discussion and Analysis” section above.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income(7)	Fee Related Earnings(8)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
	($)	($)	($)	($)	($)	($)	($ in thousands)	($ in thousands)
2024	85,381,842	120,782,381	27,567,773	46,824,859	585	215	440,961	1,361,737
2023	30,576,590	82,658,840	14,837,091	25,794,195	383	156	474,326	1,163,741
2022	34,601,100	37,288,439	13,511,355	13,746,133	213	127	167,541	994,350
2021	70,842,896	135,601,181	23,162,854	25,070,250	245	162	386,748	712,308
2020	7,303,953	21,737,279	41,384,164	43,239,871	138	115	130,442	431,231
__________________________________
(1)    The dollar amounts reported in this column are the amounts of total compensation reported for our Chief Executive Officer (the “PEO”) for each corresponding year, as reported in the “Total” column of the Summary Compensation Table. The name of the PEO of the Company reflected in these columns for each of the applicable fiscal years is Michael J Arougheti.
(2)     “Compensation Actually Paid to PEO” has been calculated in accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K and does not reflect compensation actually earned, realized or received. When calculating “Compensation Actually Paid to PEO”, the following adjustments were made to the amounts reported for Mr. Arougheti in the Summary Compensation Table. In calculating “Compensation Actually Paid”, the fair value or change in fair value, as applicable, of the equity award adjustments included in each such calculation was computed in accordance with FASB ASC Topic 718. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Arougheti during the applicable year. “Compensation Actually Paid” for Mr. Arougheti includes performance equity awards with market conditions that have fully vested during the periods presented. Those performance equity awards with market conditions are presented as if the market conditions were met on the respective grant dates, with corresponding changes in fair value between the grant dates and vesting dates included within “Compensation Actually Paid to PEO”.

	2024	2023	2022	2021	2020
Description	($)	($)	($)	($)	($)
Reported Summary Compensation Total for PEO	85,381,842	30,576,590	34,601,100	70,842,896	7,303,953
Change in Pension Value Deduction for PEO(a)	—	—	—	—	—
Pension Service Cost Addition for PEO(a)	—	—	—	—	—
Prior Pension Service Cost Addition for PEO(a)	—	—	—	—	—
Reported Stock Awards Deduction for PEO(b)	(62,628,000)	(13,728,000)	(13,728,000)	(53,154,000)	—
Equity Award Adjustments for PEO(c)	98,028,539	65,810,250	16,415,339	117,912,285	14,433,326
Compensation Actually Paid to PEO	120,782,381	82,658,840	37,288,439	135,601,181	21,737,279
(a)    The Company has no pension plans.
(b)     Total grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(c)     For each covered year, the amounts added or deducted in calculated equity award adjustments include:

	Add Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Covered Year for PEO	Add Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards for PEO	Add Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for PEO	Add Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for PEO	Subtract Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for PEO	Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation for PEO	Total Equity Award Adjustments for PEO
Year	($)	($)	($)	($)	($)	($)	($)
2024	62,628,000	26,968,117	—	3,317,422	—	5,115,000	98,028,539
2023	35,676,000	26,502,000	—	1,091,250	—	2,541,000	65,810,250
2022	20,532,000	(5,987,325)	—	—	—	1,870,664	16,415,339
2021	24,381,000	11,406,621	80,934,000	—	—	1,190,664	117,912,285
2020	—	5,679,989	—	7,953,337	—	800,000	14,433,326

(3)     The dollar amounts reported in this column represent the average of the total amounts reported for our non-PEO named executive officers (the “Other NEOs”) for each corresponding year in the “Total” column of the Summary Compensation Table. For fiscal year 2024, our Other NEOs included R. Kipp deVeer, Jarrod Phillips, Ryan Berry, and Bennett Rosenthal. For fiscal year 2022 and 2023, our Other NEOs included R. Kipp deVeer, David B. Kaplan, Bennett Rosenthal and Jarrod Phillips. For fiscal year 2021 our Other NEOs included R. Kipp deVeer, David B. Kaplan, Bennett Rosenthal, Jarrod Phillips and Michael R. McFerran. For fiscal year 2020 our Other NEOs were Antony P. Ressler, David B. Kaplan, Bennett Rosenthal and Michael R. McFerran.
(4)     “Average Compensation Actually Paid to Non-PEO NEOs” has been calculated in accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K and does not reflect compensation actually earned, realized or received. When calculating the “Average Compensation Actually Paid to non-PEO NEOs”, the following adjustments were made to the amounts reported in the Summary Compensation Table. In calculating “Average Compensation Actually Paid to Non-PEO NEOs”, the fair value or change in fair value, as applicable, of the equity award adjustments included in each such calculation was computed in accordance with FASB ASC Topic 718. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by or paid to our Other NEOs as a group during the applicable year.

	2024	2023	2022	2021	2020
Description	($)	($)	($)	($)	($)
Average Reported Summary Compensation Total for Other NEOs	27,567,773	14,837,091	13,511,355	23,162,854	41,384,164
Average Change in Pension Value Deduction for Other NEOs(a)	—	—	—	—	—
Average Pension Service Cost Addition for Other NEOs(a)	—	—	—	—	—
Average Prior Pension Service Cost Addition for Other NEOs(a)	—	—	—	—	—
Average Reported Stock Awards Deduction for Other NEOs(b)	(17,167,128)	(2,945,520)	(2,527,768)	(8,947,999)	(1,497,989)
Average Equity Award Adjustments for Other NEOs(c)	36,424,214	13,902,624	2,762,546	10,855,395	3,353,696
Average Compensation Actually Paid to Other NEOs	46,824,859	25,794,195	13,746,133	25,070,250	43,239,871
___________________________________
(a)    The Company has no pension plans.
(b)     Average total grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The Other NEOs did not receive option awards in the years shown.
(c)     For each covered year, the amounts added or deducted in calculated equity award adjustments include:

	Add Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Covered Year for Other NEOs	Add Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards for Other NEOs	Add Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for Other NEOs	Add Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for Other NEOs	Subtract Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for Other NEOs	Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation for Other NEOs	Total Equity Award Adjustments for Other NEOs
Year	($)	($)	($)	($)	($)	($)	($)
2024	17,167,128	17,093,413	—	806,584	—	1,357,089	36,424,214
2023	6,969,098	5,937,723	—	451,094	—	544,709	13,902,624
2022	3,642,839	(1,211,912)	—	(29,074)	—	360,693	2,762,546
2021	5,618,764	2,706,186	8,078,500	585,891	(6,542,651)	408,705	10,855,395
2020	1,603,052	1,731,738	—	(263,798)	—	282,704	3,353,696
(5)     The total shareholder return as calculated based on a fixed investment of one hundred ($100) dollars measured from the market closed on December 31, 2019 (the last trading day of 2019) through and including the end of the fiscal year for each year reported in the table.
(6)     Total shareholder return for our peer group is the U.S. Dow Jones U.S. Asset Managers Index (the “Peer Group”), which we also use for purposes of the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024.
(7)     Represents the amount of net income reflected in the Company’s audited Generally Accepted Accounting Principles (“GAAP”) financial statements for each applicable fiscal year.
(8)    Our company-selected measure is Fee Related Earnings (“FRE”). FRE, a non-GAAP measure that is a component of Realized income (“RI”), is used to assess core operating performance by determining whether recurring revenue, primarily consisting of management fees and fee related performance revenues, is sufficient to cover operating expenses and to generate profits. FRE differs from income before taxes computed in accordance with GAAP as FRE excludes net performance income, investment income from our funds and certain other items that we believe are not indicative of our core operating performance. Fee related performance revenues, together with fee related performance compensation, is presented within FRE because it represents incentive fees from perpetual capital vehicles that are measured and received on a recurring basis and are not dependent on realization events from the underlying investments. FRE is further described in our Annual Report on Form 10-K, including a reconciliation of non-GAAP measures to the corresponding GAAP measure within “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis—Non-GAAP Financial Measures—Fee Related Earnings.”

Pay versus Performance Comparative Disclosure

As described in more detail in the section titled “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the table above. Further, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “Compensation Actually Paid” for a particular year (as computed in accordance with Item 402(v) of Regulation S-K).

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.

Compensation Actually Paid and Total Shareholder Return (“TSR”)

As demonstrated by the table above, the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO Named Executive Officers is generally aligned with the Company’s TSR over the five year period presented in the table. While the Company does not use TSR as a performance measure in its overall executive compensation program, the measure of TSR is correlated with the performance of the Company which is consistent with the objective of aligning NEO compensation with the interests of our stockholders.

Compensation Actually Paid and Net Income

As demonstrated by the table above, the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO NEOs is generally aligned with the Company’s net income over the five year period presented in the table. While the Company does not use net income as a performance measure in its overall executive compensation program, the measure of net income is correlated with the performance of the Company which is consistent with the objective of aligning NEO compensation with the interests of our stockholders.

Compensation Actually Paid and Fee Related Earnings

As demonstrated by the table above, the fee related earnings steadily increased over the five year reporting period, while the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO Named Executive Officers fluctuated over the five year period. As described in “Compensation Discussion and Analysis” our compensation program also includes long-term performance fees and takes into account various factors, including FRE which is correlated with the performance of the Company, in order to create alignment between the interests of our NEOs and fund investors and stockholders, which impacted the amount of ‘compensation actually paid’ as required to be calculated in accordance with Item 402(v) of Regulation S-K.

Company TSR and Peer Group TSR

The Company’s TSR from the beginning to the end of the period presented in the table outperformed the Company’s peer group TSR over the period presented in the table.

Pay versus Performance Tabular List of Most Important Performance Measures

The following provides a list of the performance measures that we believe are the most important performance measures used to link compensation actually paid to company performance. We are providing this list in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used to determine NEO compensation.

Most Important Performance Measures
Fee Related Earnings
After-tax Realized Income per share of Class A and non-voting common stock
Assets Under Management
Fund performance

For a reconciliation of these non-GAAP measures to the corresponding GAAP measures, please see “Annex A: Reconciliation of Non-GAAP Measures.”

PAY RATIO
As a result of the rules adopted by the SEC under the Dodd-Frank Act, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using certain permitted methodologies. To determine our CEO pay ratio and our median employee, we took the following steps:
•We identified our median employee utilizing data as of December 31, 2024 (the “Determination Date”) by examining the total amount of compensation as reflected in our payroll records and as reported to the Internal Revenue Service on Form W-2 and Schedule K-1 for 2024 (“total compensation”) for all individuals, excluding our CEO, who were employed by us on the Determination Date. Total compensation includes salary, wages, distributions on carried interest and incentive fees, and income from unvested restricted units (including vesting thereof and distributions on such restricted units). We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis.

•We did not make any material assumptions, adjustments, or estimates with respect to total compensation. We annualized the compensation for all employees hired during 2024, including as a result of acquisitions.

•We included non-U.S. employees by converting their total compensation to U.S. Dollars from the applicable local currency using the 10-month average exchange rate from January 1, 2024 through October 31, 2024.

•We believe the use of total compensation for all employees is a consistently applied compensation measure because the SEC released guidance providing that compensation determined based on the Company’s tax and/or payroll records is an appropriate consistently applied compensation measure.

•After identifying the median employee based on total compensation, we calculated annual total compensation for that employee using the same methodology we used for our NEOs as set forth in the Summary Compensation Table in this proxy statement. The annual total compensation of our median employee for 2024 was $240,000.

•The annual total compensation of our CEO for 2024 was $85,381,842.

Our pay ratio may not be comparable to the CEO pay ratios presented by other companies. We believe our methodology most accurately reflects the incentives provided to our executives and employees in their roles at the Company. Based on the methodology described above, for 2024, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee (other than our CEO) is 356:1.

COMPENSATION OF OUR DIRECTORS
Each of our independent directors receives an annual retainer of $300,000, which may be payable in cash and equity, for the actual service period. An additional annual cash retainer of $40,000 is payable annually to the chair of our audit committee, an additional annual cash retainer of $25,000 is payable annually to each other member of our audit committee, and an additional annual cash retainer of $15,000 is payable annually to each non-executive director member of our nominating and governance committee.

For the 2024 annual retainer, each independent director received an equity grant pursuant to the 2023 Equity Incentive Plan of 1,173 restricted units, each of which represents the right to receive one share of our Class A common stock upon vesting. The restrictions on such units are scheduled to lapse on the first anniversary of the grant date.

We also reimburse independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings. Directors who are employees of or provide services to (other than as a director) any entity related to Ares Management Corporation did not receive any compensation for their services as directors.
We also offer independent directors the opportunity to direct a contribution of up to $15,000 per fiscal year from the Company to charitable organization(s) of their choice.
The Board periodically reviews the compensation of the independent directors in order to ensure the appropriateness of the compensation program.
Independent Director Stock Ownership Guidelines
The Board has adopted guidelines with respect to the targeted Class A common stock ownership level for all of the Company’s independent directors, further underscoring its commitment to long-term stockholder value and aligning its interests with those of our Class A common stockholders. All independent directors are required to own shares valued at three times the cash component of the annual retainer for Board service to be received (excluding fees for serving on committees of the Board). It is expected that these guidelines are achieved within five years of joining the Board. All directors have met or are on track to meet this requirement.

Directors’ Compensation Table
The following table contains information concerning the compensation of the non-executive directors and Executive Chairman for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Paul G. Joubert	170,000	179,704	—		349,704
Antoinette Bush	170,000	179,704	15,000	(2)	364,704
Eileen Naughton	130,000	179,704	15,000	(2)	324,704
Michael Lynton	130,000	179,704	115,000	(2) (3)	424,704
Dr. Judy D. Olian	170,000	179,704	15,000	(2)	364,704
Ashish Bhutani	130,000	179,704	15,000	(2)	324,704
Antony P. Ressler(4)	—	—	229,219	(5)	229,219

(1)On August 1, 2024, each of our non-executive directors received equity grants of 1,173 restricted units, pursuant to the 2023 Equity Incentive Plan, each of which vests 100% on the first anniversary of the grant date. Represents the grant date fair value of restricted units in respect of shares of our Class A common stock computed in accordance with FASB ASC Topic 718. See Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2025. As of December 31, 2024, each of our non-executive directors held 1,173 outstanding and unvested restricted units.
(2)Includes $15,000 in charitable contributions made by us at the direction of the independent director under our charitable donation program for independent directors.
(3)Includes $100,000 in fees for serving on the industry advisory board of one of our funds with a sports, media and entertainment focused strategy.
(4)Mr. Ressler is not an independent director and received no compensation for his previous service as a member of the Board.
(5)Represents $229,219 for filing fees and expenses, including legal expenses paid by the Company on behalf of Mr. Ressler in connection with a proposed secondary offering by Mr. Ressler.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and Ares Operating Group Units as of April 7, 2025 by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Ares Management Corporation, (2) each of our directors and NEOs and (3) all directors and executive officers of the Company as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Beneficial ownership reflected in the table below includes the total shares of our Class A common stock held by the individual and his or her personal planning vehicles. The address of each beneficial owner set forth below (other than BlackRock, Inc., Wellington Management Group LLP, Sumitomo Mitsui Banking Corporation, Capital World Investors and The Vanguard Group, Inc.) is c/o Ares Management Corporation, 1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Class C Common Stock Beneficially Owned		Combined Total Voting Power(2)
	Shares	Percent(1)	Shares	Percent	Shares	Percent
Ares Partners Holdco LLC(3)	117,826,649	36.47%(4)	1,000	100.00%	108,114,920	100.00%	80.67%(5)
The Vanguard Group, Inc.	16,388,890(6)	7.62%	—	—	—	—	1.52%
Wellington Management Group LLP	15,858,094(7)	7.38%	—	—	—	—	1.48%
Sumitomo Mitsui Banking Corporation	13,364,740(8)	6.22%	—	—	—	—	1.24%
BlackRock Inc.	11,835,993(9)	5.51%	—	—	—	—	1.10%
Capital World Investors	11,075,711(10)	5.15%					1.03%
Michael J Arougheti†	1,400,000(11)	*	—	—	—	—	*
Ashish Bhutani	22,905(12)	*	—	—	—	—	*
Antoinette Bush	21,274(13)	*	—	—	—	—	*
R. Kipp deVeer†	1,150,000(14)	*	—	—	—	—	*
Blair Jacobson	868,314(15)	*	—	—	—	—	*
Paul G. Joubert	41,302(16)	*	—	—	—	—	*
David B Kaplan†	0(17)	*	—	—	—	—	*
Michael Lynton	31,302(18)	*	—	—	—	—	*
Eileen Naughton	5,692(19)	*	—	—	—	—	*
Dr. Judy D. Olian	28,088(20)	*	—	—	—	—	*
Jarrod Phillips	244,931(21)	*	—	—	—	—	*
Anthony P. Ressler	115,276,649(22)	35.68%	1,000	100.00%	108,114,920	100.00%	80.67%
Bennett Rosenthal†	0(23)	*	—	—	—	—	*
All directors and executive officers as a group (13 persons)	119,090,457	36.86%(4)	1,000	100.00%	108,114,920	100.00%	81.02%(24)

† The number of shares and class ownership percentage reported for Mr. Arougheti exclude 9,021,596 Ares Operating Group Units held by Ares Owners on behalf of Mr. Arougheti or a vehicle controlled by him, as a limited partner of Ares Owners. The number of shares and class ownership percentage reported for Mr. Kaplan exclude 1,150,052 shares of our Class A common stock and 8,321,596 Ares Operating Group Units held by Ares Owners on behalf of Mr. Kaplan or a vehicle controlled by him, as a limited partner of Ares Owners. The number of shares and class ownership percentage reported for Mr. deVeer exclude 1,210,409 Ares Operating Group Units held by Ares Owners on behalf of Mr. deVeer or a vehicle controlled by him, as a limited partner of Ares Owners. The number of shares and class ownership percentage reported for Mr. Rosenthal exclude 1,076,052 shares of our Class A common stock and 8,321,596 Ares Operating Group Units held by Ares Owners on behalf of Mr. Rosenthal or a vehicle controlled by him, as a limited partner of Ares Owners. Each such person disclaims beneficial ownership of all such shares and units. See footnotes 12, 13, 14, 15, and 16 for additional detail.
* Represents less than 1%.
(1)Unless otherwise stated, the class ownership percentages reported reflect 214,980,803 shares of our Class A common stock outstanding as of April 7, 2025. In addition, shares of our Class A common stock issuable upon the vesting of restricted units or the exercise of stock options are deemed outstanding and beneficially owned by the person holding such restricted unit or stock option for purposes of computing such person’s beneficial ownership percentage, but are not deemed outstanding for the purpose of computing the beneficial ownership percentage of any other person.
(2)As of the Record Date, (i) each share of our Class A common stock is entitled to one vote, (ii) each share of our Class B common stock is entitled to approximately 751,808 votes and (iii) each share of our Class C common stock is entitled to one vote, for a total of 1,074,904,015 votes.

(3)Each of Messrs. Arougheti, deVeer, Kaplan, Ressler and Rosenthal manage Holdco. Mr. Ressler generally has veto authority over decisions of the Holdco Members. Holdco is the general partner of Ares Owners and the sole member of both Ares GP LLC and Ares Voting. As of the record date, (i) Ares Owners holds an aggregate of 7,161,729 shares of our Class A common stock on behalf of each of its limited partners or a vehicle controlled by such limited partner and an aggregate of 108,114,920 Ares Operating Group Units on behalf of its limited partners, (ii) Ares GP LLC holds 1,000 shares of our Class B common stock and (iii) Ares Voting holds 108,114,920 shares of our Class C common stock. Each Ares Operating Group Unit is exchangeable for one share of our Class A common stock, subject to certain restrictions. The principal business address of each of Holdco, Ares Owners, Ares GP LLC and Ares Voting is 1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067.
(4)The class ownership percentages of our Class A common stock reported for Ares Owners and Mr. Ressler is based on a total of 323,095,723 shares of our Class A common stock in the aggregate, which includes the shares of our Class A common stock outstanding as of April 7, 2025 and assumes the full exchange of Ares Operating Group Units held by Ares Owners on behalf of each of its limited partners.
(5)As the general partner of Ares Owners, the record holder of 3.33% of the outstanding shares of our Class A common stock, and the sole member of both Ares GP LLC and Ares Voting, the sole record holders of the outstanding shares of our Class B common stock and our Class C common stock, respectively, Holdco has total combined voting power of 80.67% of our common stock, and thus, will control any vote of our common stockholders.
(6)Based on information provided by The Vanguard Group, Inc. on Schedule 13G/A, filed with the SEC on February 13, 2024. As of December 31, 2023, The Vanguard Group, Inc. and its subsidiaries named in such report reported aggregate beneficial ownership of 16,388,890 shares of our Class A common stock with sole voting power over 0 shares, shared voting power over 102,313 shares, sole dispositive power over 16,152,559 shares and shared dispositive power over 236,331 shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(7)Based on information provided by Wellington Management Group LLP on Schedule 13G/A (filed jointly with Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, and together with Wellington Management Group LLP (“Wellington”)), filed with the SEC on February 8, 2024. As of December 31, 2023, Wellington reported aggregate beneficial ownership of 15,858,094 shares of our Class A Common Stock with sole voting power over 0 shares, shared voting power over 13,911,595 shares and sole dispositive power over 0 shares. The principal business address of Wellington is 280 Congress Street, Boston, MA 02210.
(8)Based on information provided by Sumitomo Mitsui Financial Group, Inc. on Schedule 13G/A, filed with the SEC on February 2, 2022. As of December 31, 2021, Sumitomo Mitsui Banking Corporation reported aggregate beneficial ownership of 13,364,740 shares of our Class A Common Stock with sole voting power over 0 shares and sole dispositive power over 0 shares. Sumitomo Mitsui Financial Group, Inc., as the parent company of Sumitomo Mitsui Banking Corporation, may be deemed to share voting and dispositive power over the shares of Class A Common Stock held by Sumitomo Mitsui Banking Corporation. The number of shares and class ownership percentage reported for Sumitomo Mitsui Banking Corporation excludes 3,489,911 shares of our non-voting common stock, $0.01 par value per share. The principal business address of Sumitomo Mitsui Banking Corporation is 1-2, Marunouchi 1-Chome, Chiyoda-Ku, Tokyo 100-0005.
(9)Based on information provided by BlackRock, Inc. on Schedule 13G/A, filed with the SEC on January 29, 2024. As of December 31, 2023, BlackRock, Inc. and its subsidiaries named in such report reported aggregate beneficial ownership of 11,835,993 shares of our Class A common stock with sole voting power over 11,111,986 shares, shared voting power over 0 shares, sole dispositive power over 11,835,993 shares and shared dispositive power over 0 shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(10)Based on information provided by Capital World Investors (“CWI”) on Schedule 13G/A, filed with the SEC on February 9, 2024. CWI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” As of December 31, 2023, CWI reported aggregate beneficial ownership of 11,075,711 shares of our Class A common stock with sole voting power over 11,075,711 shares, sole dispositive power over 11,075,711 shares and shared dispositive power over 0 shares. The principal business address of CWI is 333 South Hope Street, Los Angeles, CA 90071.
(11)Mr. Arougheti or a vehicle controlled by him directly holds 1,400,000 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions. In addition, Ares Owners holds 9,021,596 Ares Operating Group Units on behalf of Mr. Arougheti, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. Arougheti expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.
(12)Mr. Bhutani directly holds 21,732 shares of our Class A common stock and 1,173 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(13)Ms. Bush directly holds 20,101 shares of our Class A common stock and 1,173 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(14)Mr. deVeer or a vehicle controlled by him directly holds 1,150,000 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions. In addition, Ares Owners holds 1,210,409 Ares Operating Group Units on behalf of Mr. deVeer, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. deVeer expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.
(15)Mr. Jacobson directly holds 442,002 shares of our Class A common stock and 426,312 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(16)Mr. Joubert directly holds 40,129 shares of our Class A common stock and 1,173 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(17)A vehicle which Mr. Kaplan may be deemed to control holds 30,000 shares of our Class A common stock. In addition, Ares Owners holds 1,150,052 shares of our Class A common stock and 8,321,596 Ares Operating Group Units on behalf of Mr. Kaplan, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. Kaplan expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.
(18)Mr. Lynton directly holds 30,129 shares of our Class A common stock and 1,173 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.

(19)Ms. Naughton directly holds 4,519 shares of our Class A common stock and 1,173 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(20)Dr. Olian directly holds 26,915 shares of our Class A common stock and 1,173 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(21)Mr. Phillips directly holds 59,524 shares of our Class A common stock and 185,407 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(22)A vehicle which Mr. Ressler may be deemed to control holds 1,775,153 shares of our Class A common stock. In addition, the number of shares and class ownership percentage reported for Mr. Ressler includes (i) with respect to our Class A common stock, an aggregate of 4,935,625 shares of our Class A common stock held by Ares Owners on behalf of each of its limited partners and assumes the full exchange of the 108,114,920 Ares Operating Group Units held by Ares Owners on behalf of its limited partners, (ii) with respect to our Class B common stock, the 1,000 outstanding shares of our Class B common stock held by Ares GP LLC and (iii) with respect to our Class C common stock, the 108,114,920 outstanding shares of our Class C common stock held by Ares Voting. Ares Owners holds 7,161,729 shares of our Class A common stock and 49,764,375 Ares Operating Group Units on behalf of Mr. Ressler, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. Ressler expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners, the shares of our Class B common stock held by Ares GP LLC and the shares of our Class C common stock held by Ares Voting.
(23)A vehicle which Mr. Rosenthal may be deemed to control holds 29,000 shares of our Class A common stock. In addition, Ares Owners holds 1,076,052 shares of our Class A common stock and 8,321,596 Ares Operating Group Units on behalf of Mr. Rosenthal, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. Rosenthal expressly disclaims beneficial ownership of the shares of our Class A common stock, held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.
(24)Persons other than our directors and executive officers collectively hold a combined total voting power of approximately 18.98% of our common stock.

Securities Authorized for Issuance under Equity Incentive Plans
The table set forth below provides information concerning the securities authorized for issuance under the 2014 Equity Incentive Plan and the 2023 Equity Incentive Plan as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	17,350,940	78.35	47,665,527
Total	17,350,940	$—	47,665,527

(1)Reflects the aggregate number of outstanding non-qualified options, share appreciation rights, shares of our Class A common stock, restricted units, deferred restricted units, phantom shares, share equivalent awards and other awards based on shares of our Class A common stock, to which we collectively refer as our “shares,” granted under the 2014 Equity Incentive Plan and the 2023 Equity Incentive Plan as of December 31, 2024.
(2)The aggregate number of shares of our Class A common stock available for future grants under our 2023 Equity Incentive Plan is increased on the first day of each fiscal year by the number of shares equal to the positive difference, if any, of (a) 15% of the aggregate number of shares of our Class A common stock and Ares Operating Group Units outstanding on the last day of the immediately preceding fiscal year (excluding Ares Operating Group Units held by the Company or its wholly owned subsidiaries) minus (b) the aggregate number of our shares of our Class A common stock otherwise available for future grants under our 2023 Equity Incentive Plan as of such date (unless the administrator of the 2023 Equity Incentive Plan should decide to increase the number of shares of our Class A common stock available for future grants under the plan by a lesser amount). The Company has not granted any awards under the 2014 Equity Incentive Plan since June 12, 2023, and will not grant any future awards under the 2014 Equity Incentive Plan. Pursuant to the Registration Statement on Form S-8 filed with the SEC on July 13, 2023, the Company registered 32,444,942 shares of our Class A common stock under the 2023 Equity Incentive plan that had been previously registered under the 2014 Equity Incentive Plan. The shares underlying any award granted under the 2014 Equity Incentive Plan or the 2023 Equity Incentive Plan that expire, terminate or are canceled (other than in connection of a payment) without being settled in shares of our Class A common stock will again become available for awards under the 2023 Equity Incentive Plan. Awards settled solely in cash do not use shares of our Class A common stock under the 2023 Equity Incentive Plan. As of January 1, 2025, pursuant to this formula, 51,846,506 shares of our Class A common stock were available for issuance under the 2023 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Tax Receivable Agreement
The holders of Ares Operating Group Units, subject to any applicable transfer restrictions and other provisions, may on a quarterly basis (subject to the terms of the exchange agreement), exchange their Ares Operating Group Units for shares of our Class A common stock on a one-for-one basis or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit to effect an exchange for a share of our Class A common stock. The Ares Operating Group (and any other entities as may be determined by the Company) has made or will make an election under Section 754 of the Code for each taxable year in which an exchange of Ares Operating Group Units for shares of our Class A common stock occurs, which is expected to result in increases (for U.S. federal income tax purposes) to the tax basis of its assets at the time of an exchange of Ares Operating Group Units. These exchanges are expected to result in increases (for U.S. federal income tax purposes) in the tax basis of the tangible and intangible assets of the Ares Operating Group that may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

We entered into a tax receivable agreement with certain direct and indirect holders of Ares Operating Group Units (the “TRA Recipients”) that provides for the payment by us to the TRA Recipients of 85% of the amount of cash tax savings (“Cash Tax Savings”), if any, in U.S. federal, state, local and foreign income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement (such payments, “Tax Benefit Payments”). Effective as of May 1, 2023, pursuant to an amendment to the tax receivable agreement, to the extent Ares Owners would have been a recipient of certain Tax Benefit Payments under the tax receivable agreement for taxable exchanges on or after May 1, 2023, Ares Owners will no longer be entitled to any Tax Benefit Payment for such exchanges and 100% of any Cash Tax Savings will inure to the Company. This payment obligation under the tax receivable agreement is our obligation and not the obligation of the Ares Operating Group. We will benefit from the remaining 15% of Cash Tax Savings (and in certain cases, 100% of Cash Tax Savings), if any, in income tax we realize. For purposes of the tax receivable agreement, the Cash Tax Savings will be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the exchanges and had we not entered into the tax receivable agreement.

The term of the tax receivable agreement commenced on May 1, 2014 and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or we breach any of our material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if we had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:
•the timing of exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the Ares Operating Group at the time of each exchange;

•the price of our Class A common stock at the time of the exchange — the increase in any tax deductions, as well as the tax basis increase in other assets, of the Ares Operating Group, is proportional to the price of our Class A common stock at the time of the exchange;

•the extent to which such exchanges are taxable — if an exchange is not taxable for any reason, increased deductions will not be available; and

•the amount and timing of our income — we will be required to pay 85% of the cash tax savings as and when realized, if any.

If we do not have taxable income, we are not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for state tax purposes). The utilization of such tax attributes will result in payments under the tax receivable agreement.
Future payments under the tax receivable agreement in respect of subsequent exchanges are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by the Ares Operating Group are not sufficient to permit us to make payments under the tax receivable agreement after it has paid taxes. The payments under the tax receivable agreement are not conditioned upon the TRA Recipients’ continued ownership of us or the Ares Operating Group.
In addition, the tax receivable agreement provides that upon a change of control, our obligations under the tax receivables agreement with respect to exchanged or acquired Ares Operating Group Units (whether exchanged or acquired before or after such change of control) would be accelerated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement.
Furthermore, we may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including (1) that any Ares Operating Group Units that have not been exchanged are deemed exchanged for the market value of our Class A common stock at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination and (4) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) SOFR (or the applicable successor rate) plus 100 basis points.
As a result of the change in control provisions and the early termination right, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual cash tax savings that we realize in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.
Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients (including, among others, certain Holdco Members) under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the tax receivable agreement.
Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.
Investor Rights Agreement
We have entered into an Investor Rights Agreement that grants Ares Owners and certain other persons the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”) common shares delivered in exchange for Ares Operating Group Units or shares of our common stock held by them. In addition, we may be required to make available shelf registration statements permitting sales of our common stock into the market from time to time over an extended period. Lastly, the parties to the Investor Rights Agreement have the ability to exercise certain piggyback registration rights in respect of shares of our common stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us.
Ares Operating Group Governing Agreement
Ares Management Corporation is a holding company and, indirectly through direct subsidiaries, controls and holds equity interests in the Ares Operating Group. Ares Management Corporation, either directly or through direct subsidiaries, is the general partner of the Ares Operating Group. Accordingly, Ares Management Corporation operates and controls all of the business and affairs of the Ares Operating Group and, through the Ares Operating Group and its operating entity subsidiaries, conducts our businesses. Directly or through direct subsidiaries, Ares Management Corporation has unilateral control over all of the affairs and decision making of the Ares Operating Group. Furthermore, the subsidiaries of Ares Management Corporation cannot admit a substitute general partner to the Ares Operating Group without the approval of Ares Management Corporation or the relevant direct subsidiary.
Pursuant to the governing agreement of the Ares Operating Group, the general partner of the Ares Operating Group has the right to determine when distributions will be made to the partners of the Ares Operating Group and the amount of any such distributions. If a distribution to the Company or its subsidiaries is authorized (including distributions to our Class A common stockholders), such distribution is made to all of the partners of the Ares Operating Group pro rata in accordance with the percentages of their respective partnership units.
As of April 7, 2025, there were 326,585,634 Ares Operating Group Units outstanding. The holders of partnership units in the Ares Operating Group, including Ares Management Corporation or its direct subsidiaries, may incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Ares Operating Group. Net profits and net losses of the Ares Operating Group are allocated to their partners (including Ares Management Corporation or its direct subsidiaries), generally pro rata in accordance with the percentages of their respective partnership units. The agreement of the Ares Operating Group provides for cash distributions, which we refer to as “tax distributions,” to the partners of such entity if the general partner of the Ares Operating Group determines that the taxable income of the Ares Operating Group gives rise to taxable income for its partners. Generally, these tax distributions are computed based on our estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account the non-deductibility of certain expenses and the character of our income). The Ares Operating Group makes tax distributions only to the extent distributions from such entities for the relevant year are otherwise insufficient to cover such tax liabilities.

Subject to any applicable transfer restrictions and other provisions, these partnership units may be exchanged for shares of our Class A common stock as described under “—Exchange Agreement” below.
Exchange Agreement
In connection with the initial public offering, we entered into an exchange agreement (which was amended and restated in connection with the simplification of the organizational structure of certain of the Company’s subsidiaries on April 1, 2021) with the holders of Ares Operating Group Units providing that such holders, subject to any applicable transfer restrictions, may up to four times each year (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in the Ares Operating Group to effect an exchange for a share of our Class A common stock. Ares Management Corporation holds, directly or through its subsidiaries, a number of Ares Operating Group Units equal to the number of shares of our Class A common stock that Ares Management Corporation has issued. As a holder exchanges its Ares Operating Group Units, Ares Management Corporation’s direct or indirect interest in the Ares Operating Group will be correspondingly increased.

Firm Use of Our Co-Founders’ Private Aircraft
In the normal course of business, our personnel have made use of aircraft owned by Mr. Ressler and by Messrs. Kaplan and Rosenthal together. Messrs. Ressler, Kaplan and Rosenthal paid for their purchases of the aircraft and bear all operating, personnel and maintenance costs associated with their operation for personal use. Payment by us or certain of our affiliates for the business use of these aircraft by Messrs. Ressler, Kaplan and Rosenthal and other of our personnel is generally made at or below market rates, which totaled $249,800 during 2024 for Mr. Ressler, and $232,600 for each of Messrs. Kaplan and Rosenthal during 2024 with respect to their shared aircraft.
Co-Investments and Other Investment Transactions
Our senior professionals have the opportunity to invest their own capital in a particular fund. Co-investments are investments in a fund on the same terms and conditions as fund investors, except that generally these co-investments are not subject to management fees or carried interest. These investment opportunities are available to our senior professionals whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. See “Item 1. Business-Capital Invested In and Through Our Funds” of our Annual Report on Form 10-K, filed with the SEC on February 27, 2025.
During the year ended December 31, 2024, the following executive officers and directors (and their family members and estate planning vehicles) invested their own capital in and alongside our funds: Mr. Arougheti invested an aggregate of $16,270,012; Mr. Berry invested an aggregate of $657,262; Mr. Kaplan invested an aggregate of $13,806,793; Mr. Phillips invested an aggregate of $117,056; Mr. Ressler invested an aggregate of $12,057,510; Mr. Rosenthal invested an aggregate of $13,978,851; Mr. deVeer invested an aggregate of $1,676,231; Ms. Sagati Aghili invested an aggregate of $255,394; and Mr. Jacobson invested an aggregate of $1,254,864. During the year ended December 31, 2024, the following executive officers and directors (and their family members and estate planning vehicles) received distributions from our funds as a result of their invested capital: Mr. Arougheti received $11,914,883; Mr. Berry received $208,936; Mr. Kaplan received $4,707,882; Mr. Phillips received $84,827; Mr. Ressler received $5,339,826; Mr. Rosenthal received $4,817,216; Mr. deVeer received $3,738,599; Ms. Sagati Aghili received $116,577; and Mr. Jacobson received $2,364,295.
Securities of Publicly Traded Vehicles
From time to time, our managed funds, senior professionals and directors may have the opportunity to purchase securities of our publicly traded vehicles in connection with certain offerings made by such entities. During the year ended December 31, 2024, none of such entities, executive officers and directors (and their family members and estate planning vehicles) purchased such securities in these offerings. From time to time our executive officers and directors may also purchase the securities of our publicly traded funds in market transactions.
Statement of Policy Regarding Transactions with Related Persons
The Company has internal policies and procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to it. For example, the Company has a Compliance Manual, a Code of Business Conduct and Ethics and an Employee Handbook which generally prohibit officers or directors of the Company from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of the Company. Waivers to our internal policies, including the Code of Business Conduct and Ethics can generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations.

In addition, the audit committee and conflicts committee of the Board are charged with reviewing for approval or ratification all transactions with “related persons” (as defined in paragraph (a) of Item 404 Regulation S-K) that are brought to the audit or conflicts committee’s attention.
Indemnification
Our Certificate of Incorporation provides that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which any Indemnitee (as defined below) may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, whether arising from acts or omissions to act occurring on, before or after the date of our Certificate of Incorporation on an after tax basis: (a) each member of our Board and each of our officers, (b) each holder of record of our Class B common stock, (c) Ares GP LLC, (d) any person who is or was a “tax matters partner” (as defined in Section 6231 of the Code) prior to amendment by P.L. 114-74) or “partnership representative” (as defined in Section 6223 of the Code after amendment by P.L. 114-74), member, manager, officer or director of any holder of record of our Class B common stock or Ares GP LLC, (e) any member, manager, officer or director of any holder of record of our Class B common stock or Ares GP LLC who is or was serving at the request of any holder of record of our Class B common stock or Ares GP LLC as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another person or entity; provided that such a person or entity will not be indemnified solely for providing, on a fee-for-services basis or similar arm’s-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services, (f) any person or entity who controls any record holder of Class B common stock or Ares GP LLC and (g) any person a record holder of Class B common stock, in its sole discretion, designates as an “Indemnitee” (collectively, the “Indemnitees”).

We agree to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. Any indemnification under these provisions will only be out of our assets. We are not personally liable for, and do not have any obligation to contribute or loan funds or assets to the Board to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our Certificate of Incorporation.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent or more of its common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the Forms 3, 4 and 5, and amendments thereto, with respect to their ownership and change of ownership of our Class A common stock filed during the most recent fiscal year or written representations from such persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, with respect to the fiscal year ended December 31, 2024, all of our directors, executive officers and holders of more than ten percent of our common stock complied in a timely manner with all of the reporting requirements under Section 16(a) for such fiscal year, except one late report during fiscal year 2024 by Ryan Berry in connection with the sale of Class A common stock.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee, including a majority of the independent directors, has selected Ernst & Young as the independent registered public accounting firm for the Company for the year ending December 31, 2025 and is submitting the selection of Ernst & Young to the stockholders for ratification.
If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain Ernst & Young. Even if the selection is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young has advised the Company that neither the firm nor any present member or associate of it has any financial interest, direct or indirect, in the Company or its affiliates.
The Company expects that a representative of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.
The Company engaged Ernst & Young to act as its independent registered public accounting firm for fiscal year 2024.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth the aggregate fees for professional service provided by our independent registered public accounting firm, Ernst & Young, for the years ended December 31, 2024 and 2023.

	For the Year Ended December 31,
	2024		2023
	The Company	Ares Funds	The Company	Ares Funds
	(Dollars in thousands)
Audit fees(1)	$5,941	$29,624	$5,349	$25,117
Audit-related fees(2)	6,242	6,510	1,055	5,318
Tax fees(3)	282	1,327	154	2,021
All other fees(4)	—	—	—	—
Total	$12,465	$37,461	$6,558	$32,456

(1)Audit fees consisted of fees for services related to the annual audit of our consolidated financial statements, reviews of our interim consolidated financial statements on Form 10-Q, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements.
(2)Audit-related fees consisted of fees related to financial due diligence services in connection with internal controls readiness assessment, attestation services and agreed upon procedures, as well as acquisitions of portfolio companies for investment by funds managed by the Company.
(3)Tax fees consisted of fees related to tax compliance and tax advisory services.
(4)All other fees consisted of advisory services related to regulatory matters.

In accordance with our audit committee charter, the audit committee is required to approve, in advance, all audit and non-audit services to be provided by our independent registered public accounting firm, Ernst & Young. All services reported in the Audit fees, Audit-related fees, Tax fees and all other fees categories above were approved by the audit committee.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

AUDIT COMMITTEE REPORT
The audit committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at www.aresmgmt.com. The Board has determined that each of Mr. Joubert, Ms. Bush and Dr. Olian is independent as independence is defined under the applicable section of the NYSE rules, and that each of Mr. Joubert, Ms. Bush and Dr. Olian is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that Mr. Joubert qualifies as an “audit committee financial expert.”
The primary purposes of the audit committee are to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve any related person transactions.
As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing Ernst & Young and the lead audit partner, the audit committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of Ernst & Young’s performance, the technical capabilities of the engagement teams, external data concerning Ernst & Young’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”) and the engagement teams’ understanding of our Company’s business. The audit committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year 2025.

The audit committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The audit committee also met and held discussions with management and Ernst & Young with respect to our audited year-end financial statements.
Further, the audit committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications With Audit Committees, received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the auditors’ independence. In determining Ernst & Young’s independence, the audit committee considered, among other things, whether Ernst & Young’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants. The audit committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the audit committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.
The audit committee

Paul G. Joubert (Chairperson)
Antoinette Bush
Dr. Judy D. Olian

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2024

In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding, advisory vote to approve the compensation of the NEOs for our 2024 fiscal year. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs.
As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to: (1) establish a clear relationship between performance and compensation; (2) align the interests of our NEOs and other key employees with our fund investors and stockholders to maximize value; and (3) provide competitive incentive compensation opportunities, with an appropriate balance between short-term and long-term incentives. The foregoing objectives are applicable to the compensation of our NEOs. We urge our stockholders to review the Compensation Discussion and Analysis section above and the compensation tables and narrative discussion included therein for more information.
We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the NEOs. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the NEOs with the long-term interests of our stockholders.
For these reasons, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs for the 2024 fiscal year, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Board values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our NEOs. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Communications to the Board of Directors” above for information about communicating with the Board.
The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE 2024 FISCAL YEAR, AS DISCLOSED IN THESE PROXY MATERIALS.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

In accordance with the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our NEOs (commonly known as a “Say-on-Frequency” vote). In voting on this Proposal 4, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the NEOs should occur once every three years, once every two years, once every year or stockholders may abstain from making a recommendation.
After careful consideration, it is the opinion of the Board that an advisory stockholder vote once every three years on the compensation of our NEOs is the most appropriate option for us. An advisory vote once every three years provides stockholders the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote. Our Board believes an annual advisory vote would not allow for changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective. An advisory vote once every three years encourages a longer-term view of compensation by our stockholders by allowing them to evaluate three years of compensation history and business results.
While the Board has determined that the Say-on-Frequency vote shall be held once every three years, stockholders are not voting to approve or disapprove of the Board’s determination. Rather, stockholders are being provided with the opportunity to cast an advisory vote on this Proposal 4. As an advisory vote, the result of the vote is not binding. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve named executive compensation.
Approval of the frequency of the advisory vote on named executive compensation requires the favorable vote of a majority of the votes cast. To the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every three years, once every two years or once every year) to be the resulting recommendation, on an advisory basis, of our stockholders.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE ON AN ADVISORY BASIS, TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY THREE YEARS.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2026 ANNUAL MEETING
Stockholders may present proper nominations of candidates for director or other proposals for inclusion in the Company’s proxy statement and proxy card for consideration at the 2026 Annual Meeting of Stockholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, calculated in the manner provided in Rule 14a-8(e) of the Exchange Act, applicable state law and the Organizational Documents.
Deadlines for Submitting Stockholder Proposals for Inclusion in the Company’s Proxy Statement and Proxy Card
To be considered timely under Rule 14a-8(e) of the Exchange Act for inclusion in the Company’s proxy statement and proxy card for a regularly scheduled annual meeting, a stockholder’s proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders for the previous year’s annual meeting. Accordingly, a stockholder’s proposal must be received no later than December 30, 2025 in order to be included in the Company’s proxy statement and proxy card for the 2026 Annual Meeting. Proposals should be addressed to the General Counsel & Corporate Secretary at the Company’s principal executive offices, which are located at Ares Management Corporation, 1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067.
Deadlines for Submitting Notice of Stockholder Proposals for Consideration at the Company’s Annual Meeting
In order to timely submit notice of a stockholder’s nomination of a candidate for director or other proposal for consideration at the 2026 Annual Meeting, under our Bylaws, the stockholder must deliver such proposal not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 calendar days, or delayed by more than 70 calendar days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than 120 calendar days prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made. Accordingly, a stockholder’s nomination of a candidate for director or other proposal must be received no earlier than February 6, 2026 and no later than the close of business, on March 8, 2026 in order to be considered at the 2026 Annual Meeting. In order to be considered timely, such notice shall be delivered to the Corporate Secretary at the principal executive office of the Company and shall set forth all information required under Section 2.03 of Article II of our Bylaws.
In addition to satisfying the requirements of our Bylaws, including the notice deadlines set forth therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide the notice required under Rule 14a-19 of the Exchange Act to the Secretary at the principal executive office of the Company no later than April 7, 2026.

ANNUAL REPORT AVAILABLE
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 containing audited financial statements accompanies this proxy statement. Such financial statements are hereby incorporated herein by reference.
Along with this proxy statement, the Company will provide to each stockholder a copy (without exhibits, unless otherwise requested) of its Annual Report on Form 10-K required to be filed with the SEC for the year ended December 31, 2024 free of charge upon written or oral request to the Investor Relations Department at Ares Management Corporation, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (888) 818-5298. Copies of these documents may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Other than the financial statements incorporated by reference above, the Annual Report on Form 10-K is not part of the proxy solicitation materials.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to the Company’s Investor Relations Department at Ares Management Corporation, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (888) 818-5298. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 6, 2025: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at www.proxyvote.com.

OTHER MATTERS
The Board is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such matters.
You are cordially invited to attend the Annual Meeting electronically at www.virtualshareholdermeeting.com/ARES2025. Whether or not you plan to attend the Annual Meeting, you are requested to promptly fill out, sign, date and mail the enclosed proxy card or authorize your proxy by telephone or through the Internet as soon as possible.

In order to facilitate access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2025, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. Please allow time for online check-in procedures. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting. Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

By Order of the Board of Directors,
/s/ Antony P. Ressler
Antony P. Ressler
Executive Chairman of the Board of Directors

Los Angeles, California
April 16, 2025

Annex A: Reconciliation of Non-GAAP Measures

The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis—Non-GAAP Financial Measures” within our Annual Reports on Form 10-K for the years ended December 31, 2024 and 2023 and Exhibit 99.2 to our Current Reports on Form 8-K dated February 5, 2025 and February 8, 2024 for definitions, additional information and reconciliations of our non-GAAP financial measures.

Income before provision for income taxes is the GAAP financial measure most comparable to RI. FRE is a component of RI. The following table presents the reconciliation of income before taxes as reported within the Consolidated Statements of Operations to RI and FRE of the reportable segments and OMG ($ in thousands):

	Year ended December 31,
	2024	2023	2022	2021	2020
Income before taxes	$1,275,352	$1,333,063	$510,806	$1,065,690	$379,478
Adjustments:
Depreciation and amortization expense	157,341	233,185	335,083	106,705	40,662
Equity compensation expense	352,851	255,419	198,948	237,191	122,986
Acquisition-related compensation expense(1)	38,150	7,334	206,252	66,893	—
Acquisition-related incentive fees(2)	—	—	—	(47,873)	—
Acquisition and merger-related expense	57,360	12,000	15,197	21,162	11,194
Placement fee adjustment	5,715	(5,819)	2,088	78,883	19,329
Other (income) expense, net	(12,172)	976	1,874	(19,886)	10,207
Income before taxes of non-controlling interests in consolidated subsidiaries	(22,267)	(17,249)	(357)	(23,397)	3,817
Income before taxes of non-controlling interests in Consolidated Funds, net of eliminations	(302,846)	(278,119)	(119,664)	(120,457)	(28,203)
Total performance income—unrealized	(109,533)	(305,370)	(106,978)	(1,744,056)	7,554
Total performance related compensation—unrealized	36,823	206,923	88,502	1,316,205	(11,552)
Total net investment income—unrealized	(9,654)	(176,815)	(724)	(54,123)	26,484
Realized Income	1,467,120	1,265,528	1,131,027	882,937	581,956
Total performance income—realized	(430,179)	(415,899)	(418,021)	(474,427)	(524,229)
Total performance related compensation—realized	281,301	282,406	274,541	328,583	399,462
Total investment (income) loss—realized	43,495	31,706	6,803	(24,785)	(25,958)
Fee Related Earnings	$1,361,737	$1,163,741	$994,350	$712,308	$431,231

(1)Represents bonus payments and earnouts resulting from various acquisitions that are recorded as compensation expense and are presented within compensation and benefits within the Company’s Consolidated Statements of Operations.
(2)Represents a component of the purchase price from incentive fees associated with one-time contingent consideration recorded in connection with the Black Creek Acquisition. 100% of the fees recognized in 2021 is presented within incentive fees within the Company’s Consolidated Statements of Operations of which 50% is included on an unconsolidated basis for segment reporting purposes.

A-1

The following table presents the reconciliation of RI to after-tax RI per share of Class A and non-voting common stock:

	Year ended December 31,
	2024	2023	2022	2021	2020
After-tax Realized Income
Realized Income before taxes	$1,467,120	$1,265,528	$1,131,027	$882,937	$581,956
Entity level foreign, state and local taxes	(28,458)	(28,606)	(17,237)	(14,435)	(10,724)
Series A Preferred Stock dividends(1)	—	—	—	(10,850)	(21,700)
Realized Income	1,438,662	1,236,922	1,113,790	857,652	549,532
Corporate income taxes(2)	(90,839)	(51,208)	(52,043)	(53,933)	(30,504)
After-tax Realized Income	$1,347,823	$1,185,714	$1,061,747	$803,719	$519,028
After-tax Realized Income per share	$4.15	$3.77	$3.46	$2.69	$1.96

After-tax Realized Income per share of Class A and non-voting common stock
Realized Income	$1,438,662	$1,236,922	$1,113,790	$857,652	$549,533
x Average ownership % of Ares Operating Group	63.74%	60.93%	59.82%	58.67%	54.11%
Realized Income attributable to Class A and non-voting common stockholders	$916,978	$753,713	$666,253	$503,143	$297,339
Corporate income taxes(2)	(90,839)	(51,208)	(52,043)	(53,933)	(30,504)
After-tax Realized Income attributable to Class A and non-voting common stockholders	$826,139	$702,505	$614,210	$449,210	$266,835
After-tax Realized Income per share of Class A and non-voting common stock	$3.97	$3.65	$3.35	$2.57	$1.86

(1)12,400,000 shares of 7% Series A Preferred Stock were redeemed on June 30, 2021.
(2)For FY-24, FY-23, FY-22, FY-21 and FY-20 amount represents accrued corporate taxes, net of deductions, to be paid or benefits to be received by Ares for the periods presented and exclude the effects of $55.1 million, $97.6 million, $7.4 million, $82.6 million and $15.2 million, respectively, of deferred income tax expense primarily related to net unrealized performance income and net unrealized investment income, as these incomes have been excluded from RI. The primary differences between the current portion of taxable income and RI relate to the timing of certain items, primarily vesting of equity awards, exercise of stock options, payment of placement fees, and amortization of intangibles. Tax deductions associated with the vesting of restricted stock units and the exercise of options reduced our current tax provision by $70.8 million, $99.2 million, $67.0 million, $69.8 million and $39.8 million for FY-24, FY-23, FY-22, FY-21 and FY-20, respectively. The inclusion of the benefit in the after-tax RI per share calculation had the effect of increasing this metric by $0.34, $0.52, $0.37, $0.40 and $0.28 for FY-24, FY-23, FY-22, FY-21 and FY-20, respectively. The impact of its inclusion in the metric decreased the RI cash tax rate by 7.6%, 12.9%, 9.9%, 13.5% and 12.7% for FY-24, FY-23, FY-22, FY-21 and FY-20, respectively, from the Company’s statutory tax rate of 23.5%, 24.0%, 24.0%, 24.1% and 23.7% for FY-24, FY-23, FY-22, FY-21 and FY-20, respectively. Corporate income taxes represent the current portion of our GAAP tax provision and is presented before giving effect to the tax benefits recorded in connection with the Tax Receivable Agreement (“TRA”). As a result, a higher corporate income tax is used to calculate after-tax RI per share than the current taxes paid by the Company. The current tax benefits associated with the TRA, which represent 85.0% of the tax benefits, were $16.8 million, $8.3 million, $5.9 million, $5.4 million and $2.3 million for FY-24, FY-23, FY-22, FY-21 and FY-20, respectively.
A-2

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V70351-P26892 1a. Michael J Arougheti 1b. Ashish Bhutani 1c. Antoinette Bush 1d. R. Kipp deVeer 1e. Paul G. Joubert 1f. David B. Kaplan 1g. Michael Lynton 1h. Eileen Naughton 1i. Dr. Judy D. Olian 1j. Antony P. Ressler 1k. Bennett Rosenthal For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! Note: The proxies are authorized to vote and otherwise represent the stockholder(s) on such other business as may properly come before the meeting or any adjournment thereof. 2. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our 2025 fiscal year. 3. Approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers for our 2024 fiscal year. 4. To recommend, on a non-binding, advisory basis, the frequency of future advisory votes to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers. 1. Election of Directors Nominees: ARES MANAGEMENT CORPORATION The Board of Directors recommends you vote FOR the director nominees in Proposal 1: The Board of Directors recommends you vote FOR Proposal 2. The Board of Directors recommends you vote FOR Proposal 3. The Board of Directors recommends you vote 3 YEARS on Proposal 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain For Against Abstain 1 Year3 Years 2 Years Abstain ! !!! ! ! ! SCAN TO VIEW MATERIALS & VOTEw ARES MANAGEMENT CORPORATION 1800 AVENUE OF THE STARS, SUITE 1400 LOS ANGELES, CA 90067 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ARES2025 You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V70352-P26892 ARES MANAGEMENT CORPORATION Annual Meeting of Stockholders June 6, 2025 11:00 AM, EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jarrod Phillips, Naseem Sagati Aghili and Anton Feingold, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of ARES MANAGEMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held by live audio webcast at 11:00 AM, EDT on June 6, 2025 at www.virtualshareholdermeeting.com/ARES2025, and any adjournment or postponement thereof. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2025, you must enter the control number found on the proxy card, voting instruction form or notice you receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. The Company's proxy materials are available at http://materials.proxyvote.com/03990B. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder(s) on any other matter that may properly come before the meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting. Your vote is important. Please vote immediately. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2024 Annual Report and Notice and Proxy Statement are available at http://materials.proxyvote.com/03990B